   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            INFORMATICA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7372                          77-0333710
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                             3350 W. BAYSHORE ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 687-6200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               GAURAV S. DHILLON
                            CHIEF EXECUTIVE OFFICER
                             3350 W. BAYSHORE ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 687-6200
(NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

           MICHAEL C. PHILLIPS, ESQ.                         MARK A. BERTELSEN, ESQ.
            MORRISON & FOERSTER LLP                      WILSON SONSINI GOODRICH & ROSATI
               755 PAGE MILL ROAD                            PROFESSIONAL CORPORATION
            PALO ALTO, CA 94304-1018                            650 PAGE MILL ROAD
                                                             PALO ALTO, CA 94304-1050

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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
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------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                      AGGREGATE OFFERING            AMOUNT OF
              SECURITIES TO BE REGISTERED                         PRICE(1)              REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share.................        $36,400,000                 $10,120
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 19, 1999

                                           Shares

       [INFORMATICA LOGO -- Caption: POWERING THE INTELLIGENT ENTERPRISE]

                            INFORMATICA CORPORATION

                                  Common Stock

                               ------------------

 Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between
  $          and $     per share. We have made application to list our common
  stock on The Nasdaq Stock Market's National Market under the symbol "INFA."

The underwriters have an option to purchase a maximum of       additional shares
                      to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" STARTING ON PAGE 5.

                                                                        UNDERWRITING
                                                         PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                                          PUBLIC         COMMISSIONS      INFORMATICA
                                                         --------       -------------     -----------
Per Share............................................        $                $                $
Total................................................        $                $                $

     Delivery of the shares of common stock will be made on or about
            , 1999, against payment in immediately available funds.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                       BANCBOSTON ROBERTSON STEPHENS

                                            SOUNDVIEW TECHNOLOGY GROUP

                                                           FAC/EQUITIES

                      Prospectus dated             , 1999.

                               ------------------

                               TABLE OF CONTENTS

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
                                       PAGE
                                       ----
PROSPECTUS SUMMARY...................    3
RISK FACTORS.........................    5
USE OF PROCEEDS......................   15
DIVIDEND POLICY......................   15
CAPITALIZATION.......................   16
DILUTION.............................   17
SELECTED CONSOLIDATED FINANCIAL
  DATA...............................   18
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS......................   19
BUSINESS.............................   29

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                                       PAGE
                                       ----
MANAGEMENT...........................   46
CERTAIN TRANSACTIONS.................   54
PRINCIPAL STOCKHOLDERS...............   57
DESCRIPTION OF CAPITAL STOCK.........   60
SHARES ELIGIBLE FOR FUTURE SALE......   63
UNDERWRITING.........................   65
NOTICE TO CANADIAN RESIDENTS.........   66
LEGAL MATTERS........................   66
EXPERTS..............................   66
ADDITIONAL INFORMATION...............   66
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS.........................  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

     Informatica(R) and PowerMart(R) are our registered trademarks. Additionally, PowerCenter(TM), PowerConnect(TM), PowerPlugs(TM) and PowerPartner(TM) are our trademarks. This prospectus contains other product names and trade names and trademarks of Informatica and of other organizations.

     UNTIL              , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     The following summary highlights information that we present more fully in the rest of this prospectus. Unless otherwise indicated, the information in this prospectus reflects the conversion of all outstanding shares of preferred stock effective automatically upon the closing of this offering and assumes no exercise of the underwriters' over-allotment option.

                            INFORMATICA CORPORATION

     We are a leading provider of software solutions that help companies deploy, manage, maintain and grow enterprise decision support systems.

     As companies have made significant investments over the past few decades in applications and infrastructure that automate basic business processes, they have amassed volumes of data stored in underlying databases. We expect that continued growth in e-commerce and Internet applications will generate ever-increasing amounts of data. As a result, the challenge is no longer how to capture information effectively, but rather how to consolidate, distill and channel that information to those business managers, knowledge workers, customers and suppliers who can leverage business insight gained from that information to drive revenue growth and profitability.

     We believe this demand for business insight is driving growth in the market for front-end query and reporting tools and creating an emerging market for analytic applications. By themselves, however, these tools and applications cannot access historical, consolidated data located in multiple transaction data systems throughout the enterprise. To take full advantage of these analytic resources, companies need a software platform to deploy and manage a wide range of business intelligence and analytic applications across the enterprise. Such a platform will allow them to gain better insight into business trends and to make more accurate and informed business decisions.

     We provide a highly adaptable, functionally rich platform for deploying, managing and maintaining enterprise decision support systems that help companies gain competitive advantage through analysis of customer and heterogeneous transactional data. Our platform products help streamline and simplify that task by providing a packaged, off-the-shelf solution. The core of our platform is PowerCenter, our enterprise data integration hub, which automates the process of retrieving, organizing and consolidating data from multiple transaction systems. Our platform's other key product is PowerMart, which can be deployed in conjunction with PowerCenter, for building and managing line-of-business data marts and analytic applications.

     Our strategy is to provide the leading software platform for analytic applications. The key elements of our strategy include expanding our position as a leading independent platform vendor, targeting enterprise deployments within existing customer sites, leveraging the installed base of enterprise resource planning applications, expanding strategic partnerships and sales through indirect channels and increasing our technological lead.

     We have more than 350 customers primarily within large, global companies across a range of industries including financial services, insurance, manufacturing, health care and telecommunications. We market and sell software and services through a direct sales force in the United States, the United Kingdom and Germany, as well as through distributors.

     Our principle executive offices are located at 3350 W. Bayshore Road, Palo Alto, California 94303, and our telephone number is (650) 687-6200. We were incorporated in California in February 1993 and reincorporated in Delaware in February 1999.

                                  THE OFFERING

Common stock offered by Informatica............                  shares
Common stock to be outstanding after this
offering.......................................                  shares(1)
Use of proceeds................................   For general corporate
                                                  purposes, including working
                                                  capital.
Proposed Nasdaq National Market symbol.........   INFA

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEAR ENDED DECEMBER 31,
                                                   -----------------------------
                                                    1996       1997       1998
                                                   -------    -------    -------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Total revenues.................................  $ 2,060    $12,186    $28,745
  Total cost of revenues.........................      158      2,353      4,975
                                                   -------    -------    -------
  Gross profit...................................    1,902      9,833     23,770
  Loss from operations...........................   (4,556)    (6,985)    (8,176)
  Net loss.......................................   (4,548)    (6,764)    (7,915)
  Pro forma basic and diluted net loss per
     share(2)....................................                        $ (0.71)
                                                                         =======
  Shares used in calculation of pro forma basic
     and diluted net loss per share(1)(2)........                         11,133
                                                                         =======

                                                         DECEMBER 31, 1998
                                               -------------------------------------
                                                                        PRO FORMA
                                                ACTUAL    PRO FORMA   AS ADJUSTED(3)
                                               --------   ---------   --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents..................  $  6,059   $  6,059       $
  Working capital (deficit)..................    (2,304)    (2,304)
  Total assets...............................    10,764     10,764
  Long-term obligations, net of current
     portion.................................       217        217
  Redeemable convertible preferred stock.....    17,586         --             --
  Total stockholders' equity (deficit).......   (19,469)    (1,883)

-------------------------
(1) Based on the number of shares of common stock outstanding (on a pro forma basis to give effect to the conversion of all shares of preferred stock upon completion of this offering) as of December 31, 1998. Excludes 2,994,209 shares of common stock issuable upon exercise of options outstanding as of December 31, 1998 having a weighted average exercise price of $2.93 and 2,269,258 additional shares authorized or expected to be authorized for issuance under our stock plans. See "Management -- Stock Plans" and Note 4 of Notes to Consolidated Financial Statements.

(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing pro forma net income (loss) per share.

(3) Adjusted to reflect the sale of                shares in this offering
    hereby, based on an assumed initial public offering price of $     per
    share.

                                  RISK FACTORS

     In addition to the other information contained in this prospectus, investors should carefully consider the following risk factors in evaluating an investment in our common stock. This prospectus contains certain forward-looking statements that involve risks and uncertainties. We have based these forward-looking statements on current expectations and projections about future events. Our actual results could differ materially from the results discussed in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this prospectus. We undertake no obligation to update any forward-looking statement or any statement of any reason why actual results might differ.

WE HAVE A LIMITED OPERATING HISTORY; OUR FUTURE PROFITABILITY IS UNCERTAIN

     We were incorporated in 1993 and therefore have a limited operating history upon which investors can evaluate our operations, products and prospects. We have incurred significant net losses since our inception. We incurred net losses of $4.5 million, $6.8 million and $7.9 million in 1996, 1997 and 1998, respectively. As of December 31, 1998, we had an accumulated deficit of $19.7 million. While we achieved significant quarter-to-quarter revenue growth in 1997 and 1998, you should not take these recent quarterly results to be indicative of our future performance. We do not expect to sustain this same rate of sequential quarterly revenue growth in future periods, and it is possible we may never achieve profitability. In addition, we intend to increase our operating expenses significantly in 1999; therefore, our operating results will be adversely affected if revenues do not increase significantly.

OUR OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER

     We expect to experience significant fluctuations in our future quarterly operating results due to many factors, including:

     - the size and timing of customer orders, which can be affected by customer order deferrals in anticipation of future new product introductions or product enhancements and customer budgeting and purchasing cycles;

     - market acceptance of our products;

     - the length and variability of our sales cycle for our products;

     - introduction or enhancement of our products or our competitors' products and changes in our or our competitors' pricing policies;

     - our ability to develop, introduce and market new products on a timely basis;

     - the mix of our products and services sold and the mix of distribution channels utilized;

     - our success in expanding our sales and marketing programs;

     - technological changes in computer systems and environments; and

     - general economic conditions, which may affect our customers' capital investment levels.

     Our product revenues are not predictable with any significant degree of certainty. Historically, we have recognized a substantial portion of our revenues in the last month of the quarter. If customers cancel or delay orders, it can have a material adverse impact on our revenues and results of operations for the quarter. To the extent any such cancellations or delays are for large orders, this impact will be greater. To the extent that the average size of our orders increases, customers' cancellations or delays of orders will more likely have a material adverse impact on our revenues and results of operations.

     We have historically operated with minimal order backlog because our software products typically are shipped shortly after orders are received. Our product license revenues in each quarter are substantially dependent on orders booked and shipped in that quarter. Our product license revenues are also difficult to forecast because the market for our products is rapidly evolving, and sales cycles, which may last many months, vary substantially from customer to customer. Our sales cycle is subject to a number of factors over which we have little or no control, including customers' budgetary constraints and internal acceptance review procedures, the timing of budget cycles, concerns about the introduction of our or our competitors' new products or product enhancements and potential downturns in general economic conditions, which may be associated with reductions in demand for enterprise decision support software. See "-- We Have a Lengthy Sales Cycle." Service revenues depend in substantial part on maintenance revenues from existing customers, and to the extent that existing customers do not require ongoing maintenance, our total revenues would be adversely affected. Seasonal factors may also impact revenue trends. For example, European sales may tend to be relatively lower during the summer months than during other periods.

     We have experienced, and expect to continue to experience, seasonality with respect to product license revenues. In recent years, there has been a relatively greater demand for our products in the fourth quarter than in each of the first three quarters of the year, particularly the first quarter. As a result, we have historically experienced relatively higher bookings in the fourth quarter and relatively lighter bookings in the first quarter. While some of this effect can be attributed to the rapid growth of revenues in recent years, we believe that these fluctuations are caused by customer buying patterns (often influenced by year-end budgetary pressures) and the efforts of our direct sales force to meet or exceed year-end sales quotas. We expect that seasonal trends will continue for the foreseeable future. This seasonal impact may increase as we continue to focus our sales efforts on large corporations and large enterprise decision support solutions.

     Due to the uncertainty surrounding our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Moreover, it is likely that in some future quarter, our operating results will fall below the expectations of stock analysts and investors. If this happens, the price of our common stock may fall.

OUR REVENUES DEPEND ON GROWTH IN AN EMERGING MARKET

     Substantially all of our revenues are attributable to the sale of products and services in the enterprise decision support software market. This market is relatively new, and we believe that many companies are not yet fully aware of the benefits of enterprise decision support solutions in general or of our specific product solutions. As a result, we believe companies to date have deployed enterprise decision support solutions on a relatively limited basis. Although we have devoted and intend to continue to devote significant resources promoting market awareness of the benefits of these solutions, our efforts may be unsuccessful or insufficient. If the market for these solutions and related services does not grow at the rate we anticipate, our business, results of operations and financial condition will be adversely affected.

CONCENTRATION OF PRODUCTS; PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE

     In 1998, substantially all of our revenues were derived from our PowerCenter and PowerMart products and related services. We expect revenues derived from these products to comprise substantially all of our revenues for the foreseeable future. Even if the emerging enterprise decision support software market in which these products are sold grows adequately, our future revenues and operating results are dependent upon the acceptance of these products within this market. Market acceptance of our products could be materially adversely affected if, among other things, applications suppliers integrate their products to such a degree that the utility of the data integration functionality that our products provide is minimized or rendered unnecessary.

WE DEPEND ON CERTAIN KEY PERSONNEL AND NEED TO HIRE ADDITIONAL PERSONNEL

     We believe our future success will depend upon our ability to attract and retain highly skilled personnel, including Gaurav S. Dhillon, our Chief Executive Officer, and Diaz H. Nesamoney, our President, and other key members of management. We currently do not have any key-man life insurance relating to our key personnel, and these employees are at-will and not subject to employment contracts. In addition, we are currently seeking a new Vice President of Engineering for our management team. We may not be successful in attracting, assimilating and retaining key personnel in the future. As we seek to expand our operations, the hiring of qualified sales and technical personnel will be difficult due to the limited number of qualified professionals. Competition for these types of employees is intense. We have in the past experienced difficulty in recruiting qualified sales and technical personnel. Failure to attract, assimilate and retain personnel, particularly sales and technical personnel, would have a material adverse effect on our business, results of operations and financial condition.

OUR MARKET IS HIGHLY COMPETITIVE

     The market for our products is highly competitive and subject to rapidly changing technology. We compete principally against providers of decision support, data warehousing and enterprise application software. Such competitors include Acta Technology, Inc., Ardent Software, Inc., Broadbase Information Systems, Inc., Epiphany Marketing Software, Evolutionary Technologies, Inc., Information Builders, Inc., PLATINUM technology, inc. and Sagent Technology, Inc. In addition, we compete or may compete against database vendors that currently offer, or may develop, products with functionalities that compete with our solutions. These products typically operate specifically with these competitors' proprietary databases. Such competitors include IBM Corporation, Microsoft Corporation and Oracle Corporation.

     Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Competition could seriously impede our ability to sell additional products and services on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive. Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with other solution providers, thereby increasing the ability of their products to address the needs of our prospective customers. Our current and potential competitors may establish or strengthen cooperative relationships with our current or future channel or strategic partners, thereby limiting our ability to sell products through these channels. Competitive pressures could reduce our market share or require us to reduce our prices, either of which could materially and adversely affect our business, results of operations or financial condition.

     We compete on the basis of certain factors, including:

     - product performance;

     - product features;

     - user scalability;

     - open architecture;

     - ease of use;

     - product reliability;

     - analytical capabilities;

     - time to market;

     - customer support; and

     - product pricing.

     We believe that we presently compete favorably with respect to each of these factors. However, the market for our products is still rapidly evolving, and we may not be able to compete successfully against current and potential competitors.

WE RELY SUBSTANTIALLY ON OUR CHANNEL AND STRATEGIC PARTNERS

     In addition to our direct sales force, we rely on established relationships with a variety of channel partners, such as systems integrators, resellers and distributors, for marketing, licensing and support of our products in the United States and internationally. We also rely on relationships with strategic technology partners, such as enterprise resource planning providers, for the promotion of our solutions. In particular, our ability to market our products depends substantially on our relationships with such significant partners as Cambridge Technology Partners, KPMG, PeopleSoft, PricewaterhouseCoopers and SAP. We believe that our ability to increase the sales of our products and our future success will depend in part upon maintaining and strengthening successful relationships with our current or future partners. In addition, our channel partners may offer products of several different companies, including, in some cases, products that compete with our products. We have limited control, if any, as to whether these strategic partners devote adequate resources to promoting and selling our products.

     We may not be able to maintain our channel or strategic partnerships or attract sufficient additional channel or strategic partners who are able to market our products effectively or who are qualified to provide timely and cost-effective customer support and service. Further, we can give no assurance that our relationships with our channel and strategic partners will generate enough revenue to offset the significant resources used to develop these channels.

WE HAVE A LENGTHY SALES CYCLE

     Due to the enterprise-wide functionality and complexity of our products and the significant investment required to purchase our products, our potential customers often must make executive-level investment and systems architecture decisions in determining whether to purchase our products. In addition, to successfully sell our products, we frequently must educate our potential customers about the full benefits of our products, which can require significant time. Due to these factors, the sales cycle associated with the purchase of our products is subject to a number of significant risks over which we have little or no control, including customers' budgetary constraints and internal acceptance review procedures, the timing of budget cycles, concerns about the introduction of our or our competitors' new products or product enhancements and potential downturns in general economic conditions. Our sales cycle may lengthen as we continue to focus our sales efforts on large corporations and large enterprise decision support solutions. Further, to the extent that potential customers divert resources and attention to Year 2000 issues, the sales cycle could be further lengthened.

WE MAY HAVE DIFFICULTY MANAGING GROWTH

     We have experienced a period of rapid and substantial growth that has placed and, if such growth continues, will continue to place a strain on our administrative and operational infrastructure. We have increased the number of our employees from 50 at December 31, 1996, to approximately 173 at December 31, 1998. Our revenues increased from $2.1 million in 1996 to $28.7 million in 1998. Our ability to manage our operations and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures and hiring programs. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. If we are unable to manage growth effectively, our business, results of operations or financial condition may be materially adversely affected.

RAPID TECHNOLOGY CHANGE AND EVOLVING INDUSTRY STANDARDS COULD ADVERSELY IMPACT OUR PRODUCTS

     The market for our products is characterized by continuing technological development, evolving industry standards and changing customer requirements. The introduction of products by our direct competitors or others embodying new technologies, the emergence of new industry standards or changes in customer requirements could render our existing products obsolete, unmarketable or less competitive. In particular, an industry-wide adoption of uniform open standards across heterogeneous analytic applications could minimize the importance of the integration functionality of our products and materially adversely affect the competitiveness and market acceptance of our products. Our success depends upon our ability to enhance existing products, to respond to changing customer requirements and to develop and introduce in a timely manner new products that keep pace with technological and competitive developments and emerging industry standards. There can be no assurance that our products will adequately address the changing needs of the marketplace or that we will be successful in developing and marketing enhancements to our existing products or products incorporating new technology on a timely basis. We have in the past experienced delays in releasing new products and product enhancements and may experience similar delays in the future. Future delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our products and purchase those of our competitors instead. Failure to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, will materially and adversely affect our business, results of operations and financial condition.

WE FACE RISKS FROM OUR INTERNATIONAL OPERATIONS

     International revenues accounted for 8%, 7% and 13% of our total consolidated revenues in 1996, 1997 and 1998, respectively. We sell our products and services through direct sales offices in the United Kingdom and Germany and through distribution partners in Europe. We believe that our success depends upon continued expansion of our international operations. Our international business is subject to a number of risks, including the following:

     - greater difficulty in protecting intellectual property;

     - greater difficulty in staffing and managing foreign operations;

     - longer collection cycles;

     - potential unexpected changes in regulatory practices and tariffs;

     - potential unexpected changes in tax laws;

     - sales seasonality;

     - the impact of fluctuating exchange rates between the U.S. dollar and foreign currencies in markets where we do business; and

     - general economic and political conditions in these foreign markets.

     It is difficult to predict the extent of the future impact of these conditions. These factors and other factors could have a material adverse effect on our future international revenues and consequently on our business, results of operations and financial condition.

OUR PRODUCTS COULD CONTAIN SIGNIFICANT DEFECTS

     The software products we offer are inherently complex and, despite extensive testing and quality control, have in the past and may in the future contain errors or defects, especially when we first introduce them. We have in the past and may in the future need to issue corrective releases of our software products to fix these defects or errors. These defects and errors could cause damage to our reputation, loss of revenue, product returns, order cancellations or lack of market acceptance of our products. Accordingly, these defects and errors could have a material adverse effect on our business, results of operations or financial condition.

     Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective as a result of existing or future national, federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any product liability claims to date, sale and support of our products entails the risk of such claims, which could be substantial in light of the use of our products in enterprise-wide applications. If a claimant successfully brings a product liability claim against us, it could have a material adverse effect on our business, results of operations or financial condition.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY

     Our success depends upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. We have four patent applications pending and one patent application allowed in the United States. It is possible that our pending applications will not be allowed or that competitors will successfully challenge the validity or scope of our allowed patent or any future allowed patents. Our patents alone may not provide us with any significant competitive advantage.

     As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors and corporate partners and into license agreements with respect to our software, documentation and other proprietary information. Despite these precautions, third parties could copy or otherwise obtain and use our products or technology without authorization, or develop similar technology independently. It is difficult for us to police unauthorized use of our products, and, although we are unable to determine the extent to which piracy of our software products exists, software piracy is a prevalent problem in our industry in general. Effective protection of intellectual property rights is unavailable or limited in certain foreign countries. There can be no assurance that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products or design around any patents or other intellectual property rights we hold.

     We do not believe that any of our products infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim our current or future products infringe their rights. Any such claims, with or without merit, could cause costly litigation that could absorb significant management time, which could materially adversely affect our business, operating results or financial condition. Such claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us, which could have a material adverse effect upon our business, operating results or financial condition.

WE FACE YEAR 2000 RISKS

     Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries, including technology, transportation, utilities, finance and telecommunications, will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Year 2000 compliance efforts may involve significant time and expense, and uncorrected problems could materially adversely affect our business, financial condition or operating results. Although we believe the current versions of our software products are Year 2000 compliant, our products operate across the enterprise with multiple, heterogeneous third party software systems. We may therefore face claims based on Year 2000 issues arising from the integration and operation of our products within an enterprise system. We may also experience reduced sales of our products as potential customers reduce their budgets for enterprise decision support software due to increased expenditures on their own Year 2000 compliance efforts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

CERTAIN EXISTING STOCKHOLDERS CAN EXERT CONTROL OVER INFORMATICA

     After this offering, our officers, directors and principal stockholders
(i.e., greater than 5% stockholders) will together control approximately      %
of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control the management and affairs of Informatica and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Informatica and might affect the market price of our common stock.

OUR STOCK PRICE MAY FLUCTUATE SUBSTANTIALLY

     Prior to this offering, there has been no public market for shares of our common stock. An active public trading market may not develop following completion of this offering or, if developed, may not be sustained. The initial public offering price of the shares of common stock will be determined by negotiation between us and representatives of the underwriters. This price will not necessarily reflect the market price of the common stock following this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     The market price for the common stock following this offering will be affected by a number of factors, including the following:

     - the announcement of new products or product enhancements by us or our competitors;

     - quarterly variations in our or our competitors' results of operations;

     - changes in earnings estimates or recommendations by securities analysts;

     - developments in our industry; and

     - general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

     In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Such factors and fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of our common stock.

POTENTIAL SALES OF SHARES ELIGIBLE FOR FUTURE SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE

     If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding shares of common stock (based upon shares outstanding as of January 31, 1999), assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants after January 31,
1999. Of these shares, the                shares sold in this offering will be
freely tradable. The remaining shares
of common stock outstanding after this offering will be available for sale in the public market as follows:

             DATE OF AVAILABILITY FOR SALE               NUMBER OF SHARES
             -----------------------------               ----------------
The date of this prospectus............................
90 days after the date of this prospectus..............
180 days after the date of this prospectus.............
At various times thereafter upon the expiration of
  one-year holding periods.............................
                                                            ----------
                                                            ==========

OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER

     Our basic corporate documents and Delaware law contain provisions that might enable our management to resist a takeover. These provisions might discourage, delay or prevent a change in the control of Informatica or a change in our management. Our amended and restated certificate of incorporation filed in connection with this offering provides for a classified board of directors with each class of directors subject to re-election every three years. This classified board when implemented will have the effect of making it more difficult for third parties to insert their representatives on our board of directors and gain control of Informatica. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of the common stock. For more information, see "Description of Capital Stock."

CHANGES IN ACCOUNTING STANDARDS COULD AFFECT THE CALCULATION OF OUR FUTURE OPERATING RESULTS

     Statement of Position 97-2, "Software Revenue Recognition," was issued in October 1997 by the American Institute of Certified Public Accountants and amended by Statement of Position 98-4. We adopted Statement of Position 97-2 effective January 1, 1998. Based on our interpretation of Statement of Position 97-2 and Statement of Position 98-4, we believe our current revenue recognition policies and practices, as discussed in "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Overview," are consistent with Statement of Position 97-2 and Statement of Position 98-4. The American Institute of Certified Public Accountants has also issued Statement of Position 98-9 which will be effective for us for transactions entered into beginning January 1, 2000. However, full implementation guidelines for these standards have not yet been issued. Once available, such implementation guidelines could lead to unanticipated changes in our current revenue recognition policies, which changes could materially adversely affect our business, financial condition or operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Source of Revenues and Revenue Recognition Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION

     If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in pro forma net tangible book value. If the holders of outstanding options or warrants exercise those options or warrants, you will incur further dilution. See "Dilution."

WE HAVE BROAD DISCRETION IN THE USE OF PROCEEDS

     We currently have no specific plans for using substantially all of the proceeds of this offering. As a consequence, we will have broad discretion to allocate a large percentage of the proceeds to uses which the stockholders may not deem desirable. See "Use of Proceeds."

                                USE OF PROCEEDS

     The net proceeds from the sale of shares of our common stock, at an assumed
initial offering price of $     per share, are estimated to be approximately
$          ($          if the underwriters' over-allotment option is exercised
in full).

     The principal purposes of this offering are to obtain additional working capital, to create a public market for our common stock and to facilitate future access by Informatica to public equity markets. The net proceeds to Informatica are expected to be used for general corporate purposes, including working capital. Pending such uses, the net proceeds of this offering will be invested in investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Informatica as of December 31, 1998, (1) on an actual basis, (2) on a pro forma basis to give effect to the conversion into common stock of all outstanding shares of redeemable convertible preferred stock and the filing of our amended and restated certificate of incorporation to increase the authorized shares of common stock and to adjust the authorized shares of preferred stock prior to the closing of this offering and (3) on a pro forma as adjusted to give effect to
the sale by us of                shares of our common stock offered hereby at an
assumed initial public offering price of $     per share and the receipt of
estimated net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements and notes thereto and "Selected Consolidated Financial Data" included elsewhere in this prospectus.

                                                           DECEMBER 31, 1998
                                            ------------------------------------------------
                                                                                 PRO FORMA
                                              ACTUAL          PRO FORMA         AS ADJUSTED
                                            ----------   -------------------   -------------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Long-term obligations, including current
  portion.................................   $    459          $    459           $    459
Redeemable convertible preferred stock, no
  par value; 8,170,000 shares authorized,
  7,940,000 shares issued and outstanding,
  (actual); no shares authorized, issued
  and outstanding (pro forma and pro forma
  as adjusted)............................     17,586                --                 --
Stockholders' equity (deficit):
  Preferred stock: no par value, none
     authorized, issued and outstanding
     (actual); $0.001 par value, 2,000,000
     shares authorized, no shares issued
     or outstanding (pro forma and pro
     forma as adjusted)...................         --                --                 --
  Common stock: no par value, 14,770,000
     shares authorized, 3,426,605 shares
     issued and outstanding, actual; $.001
     par value, 100,000,000 shares
     authorized, 11,366,605 shares issued
     and outstanding pro forma;
     100,000,000 shares authorized,
               shares issued and
     outstanding, pro forma as
     adjusted(1)..........................        289            17,875
  Cumulative foreign currency translation
     adjustment...........................         19                19                 19
  Notes receivable from stockholders......        (40)              (40)               (40)
  Deferred compensation...................        (33)              (33)               (33)
  Accumulated deficit.....................    (19,704)          (19,704)           (19,704)
                                             --------          --------           --------
          Total stockholders' equity
             (deficit)....................    (19,469)           (1,883)
                                             --------          --------           --------
          Total capitalization............   $ (1,424)         $ (1,424)          $
                                             ========          ========           ========

-------------------------
(1) Excludes 2,994,209 shares of common stock issuable upon exercise of options outstanding as of December 31, 1998 having a weighted average exercise price of $2.93 and 2,269,258 additional shares authorized or expected to be authorized for issuance under our stock plans. See "Management -- Stock Plans" and Note 4 of Notes to Consolidated Financial Statements.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering.

     At December 31, 1998, our pro forma net tangible book value was $(1,883,000) or approximately $(0.55) per share. Pro forma net tangible book value per share represents the amount of our stockholders' equity divided by 11,366,605 shares of common stock (on a pro forma basis to give effect to the conversion upon completion of this offering of all shares of redeemable convertible preferred stock). After giving effect to the sale by us of shares of common stock offered hereby at an assumed initial
public offering price of $     per share, and the application of the estimated
net proceeds therefrom, our pro forma as adjusted net tangible book value as of
December 31, 1998 would have been $          or $     per share. This represents
an immediate increase in net tangible book value of $     per share to existing
stockholders and an immediate dilution in net tangible book value of $     per
share to the purchasers of common stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share.......            $
     Pro forma net tangible book value per share as of
       December 31, 1998..............................  $(0.55)
     Increase per share attributable to new
       investors......................................
                                                        ------
Pro forma as adjusted net tangible book value per
  share after this offering...........................
                                                                  -----
Dilution per share to new investors...................            $
                                                                  =====

     The following table sets forth, on a pro forma basis as of December 31, 1998, the differences between the existing stockholders and the purchasers of shares in this offering (at an assumed initial public offering price of
$          per share) with respect to the number of shares purchased from
Informatica, the total consideration paid and the average price per share paid:

                               SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                             --------------------    ---------------------      PRICE
                               NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                             ----------   -------    -----------   -------    ---------
Existing stockholders......  11,366,605         %    $17,889,000         %      $1.57
New investors(1)...........
                             ----------    -----     -----------    -----
          Total............                100.0%    $              100.0%
                             ==========    =====     ===========    =====

     The above computations assume no exercise of options after December 31, 1998. Excludes 2,994,209 shares of common stock issuable upon exercise of options outstanding as of December 31, 1998 having a weighted average exercise price of $2.93 per share and 2,269,258 additional shares authorized or expected to be authorized for issuance under our stock plans. To the extent that outstanding options are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Stock Plans" and Note 4 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data and other operating information are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, except that the statement of operations data for 1994 is unaudited. When you read this selected consolidated financial data, it is important that you also read the historical consolidated financial statements and related notes included in this prospectus, as well as the section of this prospectus related to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

                                                           YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------
                                                 1994     1995     1996      1997      1998
                                                -------   -----   -------   -------   -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Revenues:
     License..................................  $    11   $  44   $ 1,843   $10,041   $21,148
     Service..................................      446     545       217     2,145     7,597
                                                -------   -----   -------   -------   -------
          Total revenues......................      457     589     2,060    12,186    28,745
  Cost of revenues:
     License..................................       --      --        34       190       376
     Service..................................      158     180       124     2,163     4,599
                                                -------   -----   -------   -------   -------
          Total cost of revenues..............      158     180       158     2,353     4,975
                                                -------   -----   -------   -------   -------
  Gross profit................................      299     409     1,902     9,833    23,770
  Operating expenses:
     Research and development.................      132     641     2,119     3,831     7,075
     Sales and marketing......................       37     203     3,676    10,951    22,235
     General and administrative...............       91      89       663     2,036     2,636
                                                -------   -----   -------   -------   -------
          Total operating expenses............      260     933     6,458    16,818    31,946
                                                -------   -----   -------   -------   -------
  Income (loss) from operations...............       39    (524)   (4,556)   (6,985)   (8,176)
  Interest income(expense), net...............        2       6         8       221       261
                                                -------   -----   -------   -------   -------
  Income (loss) before income taxes...........       41    (518)   (4,548)   (6,764)   (7,915)
  Income tax provision........................       --      --        --        --        --
                                                -------   -----   -------   -------   -------
  Net income (loss)...........................  $    41   $(518)  $(4,548)  $(6,764)  $(7,915)
                                                =======   =====   =======   =======   =======
  Pro forma basic and diluted net loss per
     share(1).................................                                        $ (0.71)
                                                                                      =======
  Shares used in calculation of pro forma
     basic and diluted net loss per
     share(1).................................                                         11,133
                                                                                      =======

                                                                DECEMBER 31,
                                              ------------------------------------------------
                                               1994      1995     1996       1997       1998
                                              -------   ------   -------   --------   --------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................  $    27   $  906   $ 3,023   $  8,440   $  6,059
  Working capital (deficit).................       48      896     3,218      5,040     (2,304)
  Total assets..............................       48    1,104     5,056     12,692     10,764
  Long-term obligations, net of current
     portion................................       --       --       270        102        217
  Redeemable convertible preferred stock....       --    1,472     8,593     17,586     17,586
  Total stockholders' equity (deficit)......       48     (469)   (5,011)   (11,772)   (19,469)

-------------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing pro forma net loss per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and our results of operations should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including, but not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are a leading provider of software solutions that help companies deploy, manage, maintain and grow enterprise decision support systems.

     Informatica was founded in February 1993. We initially generated revenues and cash flow through consulting contracts for data extraction and data warehousing assignments while our engineering team developed our initial software product. The first prototype version of our PowerMart product was completed in 1994, and we closed our first equity financing shortly afterwards in 1995. We shipped the first commercial release of PowerMart in May 1996. With the initial release and early acceptance of PowerMart, we accelerated the recruitment of personnel, purchased additional operating assets, commenced marketing our products and substantially invested in building a direct sales force and a service and support capability.

     In 1997, we invested heavily in expanding our business by growing our product development team, opening a sales office and incorporating a subsidiary in the United Kingdom. We also expanded our distribution to include original equipment manufacturer and reseller channels. In 1998, we shipped the first commercial release of our PowerCenter product, targeted for enterprise decision support systems. We also incorporated a subsidiary in Germany in 1998 to further expand our international sales. Our total headcount increased from 50 to 121 to 173 at year-end 1996, 1997 and 1998, respectively. These investments contributed to revenue increases from $2.1 million to $12.2 million to $28.7 million in 1996, 1997 and 1998, respectively, representing growth of 492% from 1996 to 1997 and 136% from 1997 to 1998. Operating expenses grew from $6.5 million to $16.8 million to $31.9 million in 1996, 1997 and 1998, respectively. Operating expenses as a percentage of revenues decreased from 313% to 138% to 111% in 1996, 1997 and 1998, respectively. Our investments in our sales force and infrastructure described above contributed to net losses of $4.5 million, $6.8 million and $7.9 million in 1996, 1997 and 1998, respectively.

     We sell through direct sales forces in the United Kingdom and Germany and also through resellers throughout Europe. Sales outside of North America and Europe to date have been less than 1% of total consolidated revenues, although we anticipate expanding outside of these two regions in the future. International total consolidated revenues from both our direct sales force and foreign indirect channel partners accounted for 8%, 7% and 13% of our total consolidated revenues for 1996, 1997 and 1998, respectively. See "Risk
Factors -- We Face Risks from Our International Operations" and Note 8 of Notes to Consolidated Financial Statements.

SOURCE OF REVENUES AND REVENUE RECOGNITION POLICY

     We generate revenues from sales of software licenses and services. Our license revenues are derived from our PowerMart and PowerCenter software products and, to a much lesser extent, from our PowerConnect and PowerPlugs software products. We receive software license revenues from licensing our products directly to end users and indirectly through resellers and original equipment manufacturers. We receive service revenues from maintenance contracts and training and consulting services that we perform for customers that license our products either directly from us or indirectly through resellers.

     We recognize license revenues when a noncancelable license agreement has been signed, the product has been shipped, the fees are fixed and determinable, collectibility is probable and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is based on the price charged when an element is sold separately. In the case of an element not sold separately, the price is established by authorized management. If an acceptance period is required, we recognize revenue upon customer acceptance or the expiration of the acceptance period. We also enter into reseller arrangements that typically provide for sublicense fees based on a percentage of list price. We recognize revenue upon shipment to the reseller or end user and when collectibility is probable, or upon cash collections based on credit history with the reseller.

     We recognize revenues from services, which consist of fees for ongoing support and product updates, ratably over the term of the contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time-and-materials basis under separate service arrangements related to the installation of our software products. We recognize revenues from consulting and training services as the services are performed.

     Statement of Position 97-2, "Software Revenue Recognition," was issued in October 1997 by the American Institute of Certified Public Accountants and amended by Statement of Position 98-4. We adopted Statement of Position 97-2 effective January 1, 1998. Based on our interpretation of Statement of Position 97-2 and Statement of Position 98-4, we believe our current revenue recognition policies and practices, as discussed in "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Overview," are consistent with Statement of Position 97-2 and Statement of Position 98-4. The American Institute of Certified Public Accountants has also issued Statement of Position 98-9 which will be effective for us for transactions entered into beginning January 1, 2000. However, full implementation guidelines for these standards have not yet been issued. Once available, such implementation guidelines could lead to unanticipated changes in our current revenue recognition policies, which changes could materially adversely affect our business, financial condition or operating results. See "Risk Factors -- Our Operating Results Fluctuate from Quarter to Quarter" and Note 1 of Notes to Consolidated Financial Statements.

     The following table presents certain financial data as a percentage of total revenues:

                                                  YEAR ENDED DECEMBER 31,
                                            ------------------------------------
                                            1994    1995    1996    1997    1998
                                            ----    ----    ----    ----    ----
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
  Revenues:
     License..............................    2%      7%      89%    82%     74%
     Service..............................   98      93       11     18      26
                                            ---     ---     ----    ---     ---
          Total revenues..................  100     100      100    100     100
  Cost of revenues:
     License(1)...........................   --      --        2      2       1
     Service(2)...........................   35      31        6     18      16
                                            ---     ---     ----    ---     ---
          Total cost of revenues..........   35      31        8     20      17
                                            ---     ---     ----    ---     ---
  Gross margin............................   65      69       92     80      83
  Operating expenses:
     Research and development.............   29     109      103     31      25
     Sales and marketing..................    8      34      178     90      77
     General and administrative...........   20      15       32     17       9
                                            ---     ---     ----    ---     ---
          Total operating expenses........   57     158      313    138     111
                                            ---     ---     ----    ---     ---
  Income (loss) from operations...........    8     (89)    (221)   (58)    (28)
  Interest income (expense), net..........   --       1       --      2       1
                                            ---     ---     ----    ---     ---
  Income (loss) before income taxes.......    8     (88)    (221)   (56)    (27)
  Income tax provision....................   --      --       --     --      --
                                            ---     ---     ----    ---     ---
  Net income (loss).......................    8%    (88)%   (221)%  (56)%   (27)%
                                            ===     ===     ====    ===     ===

-------------------------

(1) As a percentage of license revenues, costs of license revenues have been 0.0%, 0.0%, 1.8%, 1.9% and 1.8%, respective to the years presented chronologically above.

(2) As a percentage of service revenues, costs of service revenues have been 35.4%, 33.0%, 57.1%, 100.8%, and 60.5%, respective to the years presented chronologically above.

YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

REVENUES

     Our total revenues increased from $2.1 million to $12.2 million to $28.7 million in 1996, 1997 and 1998, respectively, representing growth of 492% from 1996 to 1997 and 136% from 1997 to 1998. Our license revenues increased from $1.8 million to $10.0 million to $21.1 million in 1996, 1997 and 1998, respectively, representing growth of 445% from 1996 to 1997 and 111% from 1997 to 1998. These increases were due primarily to increases in the number of licenses sold and the average transaction size, reflecting increased acceptance of PowerMart and PowerCenter and expansion of our direct sales organization and reseller channels. Service revenues increased from $217,000 to $2.1 million to $7.6 million in 1996, 1997 and 1998, respectively, representing growth of 888% from 1996 to 1997 and 254% from 1997 to 1998. These increases were due primarily to an increase in sales and a larger installed license base in each successive year. We expect service revenues will increase as a percentage of total revenues in future periods to the extent our installed license base grows and as we continue to provide additional services to our customer base.

COST OF REVENUES

Cost of License Revenues

     Our cost of license revenues consists primarily of product packaging, documentation, production costs and software royalties. Cost of license revenues were $34,000, $190,000 and $376,000 in 1996, 1997 and 1998, respectively. The increase in absolute dollar amount was due primarily to increases in license revenues. Cost of license revenues has remained relatively constant at approximately 2% of license revenues.

Cost of Service Revenues

     Our cost of service revenues is a combination of costs of maintenance, training and consulting revenues. Our cost of maintenance revenues consists primarily of costs associated with software upgrades, telephone support services and on-site visits. Cost of training revenues consists primarily of the costs of providing training classes and materials, which are provided both off-site and at our headquarters. Cost of consulting revenues consists primarily of personnel costs and expenses incurred in providing consulting services at customers' facilities. Because we believe that providing a high level of support to customers is a strategic advantage, we have invested significantly in infrastructure and personnel. Cost of service revenues was $124,000, $2.2 million and $4.6 million, in 1996, 1997 and 1998, respectively, representing 57%, 101% and 61% of service revenues. Cost of service revenues increased on a percentage basis from 1996 to 1997 due primarily to the cost of additional consulting personnel hired in 1997 as we built our consulting organization in anticipation of increased demand for our services. Cost of service revenues as a percent of service revenues declined in 1998 due primarily to economies of scale achieved as our revenues and operations grew. We expect service revenues to increase as a percentage of total revenues and, as a consequence, our cost of service revenues to increase in absolute dollars and as a percentage of total revenues.

OPERATING EXPENSES

Research and Development

     Our research and development expenses consist primarily of salaries and other personnel-related expenses and depreciation of computer equipment and supplies. Research and development expenses increased from $2.1 million to $3.8 million to $7.1 million in 1996, 1997 and 1998, respectively. The increase in each of these periods was due primarily to an increase in personnel costs in each such period. Research and development expenses represented 103%, 31% and 25% of total revenues in 1996, 1997 and 1998, respectively. The decrease as a percentage of total revenues was due primarily to growth in our total revenues. We believe that a significant level of investment for product research and development is required to remain competitive and, accordingly, we expect to continue to devote substantial resources to product research and development such that research and development expenses will increase in absolute dollars. To date, all research and development costs have been expensed as incurred in accordance with Financial Accounting Standards Board Statement No. 86. See Note 1 of Notes to Consolidated Financial Statements.

Sales and Marketing

     Our sales and marketing expenses consist primarily of personnel costs, including commissions, as well as costs of public relations, seminars, marketing programs, lead generation and trade shows. Sales and marketing expenses increased from $3.7 million to $11.0 million to $22.2 million in 1996, 1997 and 1998, respectively. The increases reflect the hiring of additional sales and marketing personnel in connection with the building of our direct, original equipment manufacturer and reseller channels, and higher sales commissions associated with increased sales volume. Sales and marketing expenses represented 178%, 90% and 77% of our total revenues in 1996, 1997 and 1998, respectively. The decrease as a percentage of total revenues was due primarily to growth in total revenues. We expect to continue hiring additional sales and marketing personnel and to increase promotion and other marketing expenditures in the future. Accordingly, we expect that sales and marketing expenses will increase in absolute dollars in future periods.

General and Administrative

     Our general and administrative expenses consist primarily of personnel costs for finance, human resources, legal and general management, as well as professional expenses, such as legal and accounting. General and administrative expenses increased from $663,000 to $2.0 million to $2.6 million in 1996, 1997 and 1998, respectively, representing 32%, 17% and 9% of our total revenues in 1996, 1997 and 1998, respectively. Expenses increased in each period due primarily to increased staffing necessary to manage and support our growth. The decrease as a percentage of our total revenues was due primarily to the growth in our total revenues. We believe that our general and administrative expenses will increase in absolute dollar amounts as we expand our administrative staff, add infrastructure and incur additional costs related to being a public company, such as expenses related to directors' and officers' insurance, investor relations programs and increased professional fees.

INTEREST INCOME (EXPENSE)

     Interest income (expense) represents interest income earned on our cash and cash equivalents and interest expense on capital equipment leases. Foreign exchange gains and losses have been immaterial to date.

PROVISION FOR INCOME TAXES

     We incurred net operating losses in 1996, 1997 and 1998 and consequently paid no federal, state and foreign income taxes in each of those years.

     As of December 31, 1998, we had federal and state net operating loss carryforwards of approximately $9.8 million and $2.3 million, respectively. We also had federal and state research and development tax credit carryforwards of approximately $500,000 and $300,000, respectively. Our net operating loss carryforwards will expire at various dates beginning in 1999 through 2018, if not utilized.

     As of December 31, 1997 and 1998, we had deferred tax assets of approximately $4.4 million and $7.8 million, respectively. Our net deferred tax assets have been fully offset by a valuation allowance. Our net valuation allowance increased by $2.6 million and $3.4 million during 1997 and 1998, respectively. Deferred tax assets relate primarily to net operating loss carryforwards and capitalized research and development costs. See Note 6 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth our unaudited quarterly results of operations data for each of the eight quarters in 1997 and 1998 as well as such data expressed as a percentage of our total revenues for the quarters presented. You should read the following table in conjunction with our Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited Consolidated Financial Statements. These tables include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                                            THREE MONTHS ENDED
                                          ---------------------------------------------------------------------------------------
                                          MAR. 31,   JUN. 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEPT. 30,   DEC. 31,
                                            1997       1997       1997        1997       1998       1998       1998        1998
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
                                                         (IN THOUSANDS, EXCEPT AS A PERCENTAGE OF TOTAL REVENUES)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
  Revenues:
    License.............................  $ 1,489    $ 2,092     $ 2,672    $ 3,788    $ 4,217    $ 4,704     $ 5,445    $ 6,782
    Service.............................      201        434         592        918      1,383      1,696       2,094      2,424
                                          -------    -------     -------    -------    -------    -------     -------    -------
        Total revenues..................    1,690      2,526       3,264      4,706      5,600      6,400       7,539      9,206
                                          -------    -------     -------    -------    -------    -------     -------    -------
  Cost of revenues:
    License.............................       40         37          42         71         28        179          81         88
    Service.............................      247        440         635        841        920      1,002       1,173      1,504
                                          -------    -------     -------    -------    -------    -------     -------    -------
        Total cost of revenues..........      287        477         677        912        948      1,181       1,254      1,592
                                          -------    -------     -------    -------    -------    -------     -------    -------
  Gross profit..........................    1,403      2,049       2,587      3,794      4,652      5,219       6,285      7,614
  Operating expenses:
    Research and development............      738        761         896      1,436      1,613      1,676       1,727      2,059
    Sales and marketing.................    1,768      2,293       3,092      3,798      4,715      5,472       5,934      6,114
    General and administrative..........      357        412         545        722        634        643         625        734
                                          -------    -------     -------    -------    -------    -------     -------    -------
        Total operating expenses........    2,863      3,466       4,533      5,956      6,962      7,791       8,286      8,907
                                          -------    -------     -------    -------    -------    -------     -------    -------
  Loss from operations..................   (1,460)    (1,417)     (1,946)    (2,162)    (2,310)    (2,572)     (2,001)    (1,293)
  Interest income (expense), net........        9         33         100         79         81         73          65         42
                                          -------    -------     -------    -------    -------    -------     -------    -------
  Loss before income taxes..............   (1,451)    (1,384)     (1,846)    (2,083)    (2,229)    (2,499)     (1,936)    (1,251)
  Income tax provision..................       --         --          --         --         --         --          --         --
                                          -------    -------     -------    -------    -------    -------     -------    -------
  Net loss..............................  $(1,451)   $(1,384)    $(1,846)   $(2,083)   $(2,229)   $(2,499)    $(1,936)   $(1,251)
                                          =======    =======     =======    =======    =======    =======     =======    =======
AS A PERCENTAGE OF TOTAL REVENUES:
  Revenues:
    License.............................       88%        83%         82%        80%        75%        73%         72%        74%
    Service.............................       12         17          18         20         25         27          28         26
                                          -------    -------     -------    -------    -------    -------     -------    -------
        Total revenues..................      100        100         100        100        100        100         100        100
                                          -------    -------     -------    -------    -------    -------     -------    -------
  Cost of revenues:
    License(1)..........................        2          2           1          1          1          3           1          1
    Service(2)..........................       15         17          20         18         16         15          16         16
                                          -------    -------     -------    -------    -------    -------     -------    -------
        Total cost of revenues..........       17         19          21         19         17         18          17         17
                                          -------    -------     -------    -------    -------    -------     -------    -------
  Gross margin..........................       83         81          79         81         83         82          83         83
  Operating expenses:
    Research and development............       44         30          27         31         29         26          23         22
    Sales and marketing.................      104         91          95         81         84         86          79         67
    General and administrative..........       21         16          17         15         11         10           8          8
                                          -------    -------     -------    -------    -------    -------     -------    -------
        Total operating expenses........      169        137         139        127        124        122         110         97
                                          -------    -------     -------    -------    -------    -------     -------    -------
  Loss from operations..................      (86)       (56)        (60)       (46)       (41)       (40)        (27)       (14)
  Interest income (expense), net........       --          1           3          2          1          1           1         --
                                          -------    -------     -------    -------    -------    -------     -------    -------
  Loss before income taxes..............      (86)       (55)        (57)       (44)       (40)       (39)        (26)       (14)
  Income tax provision..................       --         --          --         --         --         --          --         --
                                          -------    -------     -------    -------    -------    -------     -------    -------
  Net loss..............................      (86)%      (55)%       (57)%      (44)%      (40)%      (39)%       (26)%      (14)%
                                          =======    =======     =======    =======    =======    =======     =======    =======

-------------------------
(1) As a percentage of license revenues, costs of license revenues have been 2.7%, 1.8%, 1.6%, 1.9%, 0.7%, 3.8%, 1.5% and 1.3%, respective to the quarters presented chronologically above.

(2) As a percentage of service revenues, costs of service revenues have been 122.9%, 101.4%, 107.3%, 91.6%, 66.5%, 59.1%, 56.0% and 62.0%, respective to the quarters presented chronologically above.

     The trends discussed in the annual comparisons of operating results from 1996 through 1998 generally apply to the comparison of results of operations for the eight quarters in 1997 and 1998, adjusted for certain seasonality we have experienced as discussed below. Our total revenues increased in every quarter during this period, as did both our license revenues and service revenues. Our service revenues, as a percentage of total revenues, increased from 12% in the first quarter of 1997 to 26% in the fourth quarter of 1998. Maintenance revenues increased as our installed customer base grew, while consulting revenues increased as we have found it strategically advantageous to provide more consulting in connection with sales of our software products. We expect consulting revenues to continue to increase as a percentage of total revenues. Overall, although the increase in service revenues as a percent of total revenues has been more moderate in recent quarters, we expect service revenues will increase as a percentage of total revenues in future periods to the extent our installed license base grows and as we continue to provide additional services to our customer base. This percentage may also increase due to our adoption on January 1, 1999 of the Software Revenue Recognition policy SOP 98-4. Our adoption of this policy may also require us to defer recognition of some of our revenues in future periods.

     During the eight quarters in 1997 and 1998, cost of revenues remained relatively constant as a percentage of total revenues, although these costs increased every quarter in absolute dollar terms. We expect service revenues to increase as a percentage of total revenues and, as a consequence, our cost of service revenues to increase on an absolute dollar and percentage of total revenues basis. Operating expenses, in absolute dollar terms, also increased in every quarter during this period, while operating expenses as a percentage of total revenues declined due primarily to efficiencies created as our departments grew to support the revenue growth. The decline in sales and marketing expenses as a percentage of total revenues, particularly in the quarters ended September 30, 1998 and December 31, 1998, was positively impacted by selling efficiencies resulting from higher average sales prices, larger transactions and growth in follow-on sales to existing customers, as well as by the allocation of marketing expenses over a substantially increased revenue base. In absolute dollar terms, our net loss generally increased during this period through the second quarter of 1998, then decreased in each of the quarters ended September 30, 1998 and December 31, 1998. Although our net loss as a percentage of total revenues generally decreased from quarter to quarter during this period, there can be no assurance that this will continue in future periods. Our quarterly operating results varied widely in the past, and we expect that they will continue to fluctuate in the future as a result of a number of factors, many of which are outside our control. See "Risk Factors -- Our Operating Results Fluctuate from Quarter to Quarter."

     We have experienced, and expect to continue to experience, seasonality with respect to software license revenues. In recent years, there has been a relatively greater demand for our products in the fourth quarter than in each of the first three quarters of the year, particularly the first quarter. As a result, we have historically experienced relatively higher bookings in the fourth quarter and relatively lighter bookings in the first quarter. While some of this effect can be attributed to the rapid growth of revenues in recent years, we believe that these fluctuations are caused by customer buying patterns (often influenced by year-end budgetary pressures) and the efforts of our direct sales force to meet or exceed year-end sales quotas. We expect that seasonal trends will continue for the foreseeable future.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations to date primarily through private sales of preferred equity securities, totaling $17.6 million and, to a lesser extent, capital equipment leases. As of December 31, 1998, we had $6.1 million in cash and cash equivalents.

     Our operating activities resulted in net cash outflows of $4.8 million, $2.8 million and $1.4 million in 1996, 1997 and 1998, respectively. The sources of cash were primarily increases in accounts payable and accrued liabilities, increases in accrued compensation and related expenses and increases in deferred revenue in 1997 and 1998. Uses of cash in operating activities were primarily due to net operating losses and accounts receivable for 1996, 1997 and 1998.

     Investing activities used cash of $100,000 in 1996, $584,000 in 1997 and $872,000 in 1998 primarily for the purchase of capital equipment.

     Financing activities provided cash of $7.1 million in 1996 and $8.8 million in 1997 primarily through the issuance of preferred stock and proceeds from the exercise of stock options, partially offset by payments on capital lease obligations. Financing activities used cash totaling $97,000 in 1998 primarily from the payments on capital lease obligations partially offset by proceeds from the exercise of stock options.

     As of December 31, 1998, our principal commitments consisted of obligations under operating and capital leases. As of December 31, 1998, we had $459,000 in outstanding borrowings under capital lease agreements which are payable through 2001. During 1998, we maintained a revolving line of credit which provided for borrowings of up to $3.0 million based on 80% of eligible accounts receivable. Borrowings under this line of credit bore interest, payable monthly, at 0.25% above prime rate. Borrowings were secured by substantially all of our assets, and the agreement also required us to comply with certain financial covenants. We chose not to renew this line of credit when it expired in December 1998. See Notes 2 and 3 of Notes to Consolidated Financial Statements.

     Deferred revenues consists primarily of the unrecognized portion of revenues received under maintenance contracts. Capital expenditures were primarily for computer workstations used for product development, product demonstrations and customer support.

     We believe that the net proceeds from this offering, together with our current cash balances and the cash flows generated by operations and tax refunds, if any, will be sufficient to satisfy our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements, or for other purposes, and may seek to raise such additional funds through public or private equity financings or from other sources. We may not be able to obtain adequate or favorable financing at that time. Any financing we obtain may dilute your ownership interests.

     A portion of our cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we may evaluate potential acquisitions of such businesses, products or technologies. We have no current plans, agreements or commitments, and are not currently engaged in any negotiations with respect to any such transaction.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January
1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries (including technology, transportation, utilities, finance and telecommunications) will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the century change. We recognize the need to ensure our operations will not be adversely affected by Year 2000 software failures.

     We have completed our initial assessment of the potential overall impact of the impending century change on our business, financial condition and operating results. Based on our current assessment, we believe the current versions of our software products are Year 2000 compliant -- that is, they are capable of adequately distinguishing 21st century dates from 20th century dates.
However, our products are generally integrated into enterprise systems involving sophisticated hardware and complex software products that we cannot adequately evaluate for Year 2000 compliance. We may face claims based on Year 2000 problems in other companies' products, or based on issues arising from the integration of multiple products within an overall system. Although we have not been a party to any litigation or arbitration proceeding involving our products or services related to Year 2000 compliance issues, we may in the future be required to defend our products or services in such proceedings or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, regardless of the merits of such disputes, and any liability we have for Year 2000-related damages, including consequential damages, could materially adversely affect our business, financial condition or operating results. In addition, we believe that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those we offer. To the extent Year 2000 issues cause a significant delay in, or cancellation of, decisions to purchase our products or services, our business, financial condition and operating results would be materially adversely affected.

     We have reviewed our internal management information and other critical business systems to identify any Year 2000 problems. We also have communicated with the external vendors that supply us with material software and information systems and with our significant suppliers to determine their Year 2000 readiness. In the course of these investigations, we have not encountered any material Year 2000 problems with these third-party products.

     We have completed our evaluation of whether the infrastructure and building systems in our headquarters facility, such as security and sprinkler systems, and all information technology systems, such as telephony and computer network systems, are Year 2000 compliant.

     To date, we have not incurred any material costs directly associated with our Year 2000 compliance efforts, except for compensation expense associated with our salaried employees who have devoted some of their time to our Year 2000 assessment and remediation efforts. As discussed above, we do not expect the total cost of Year 2000 problems to be material to our business, financial condition and operating results. However, during the months prior to the century change, we will continue to evaluate new versions of our software products, new software and information systems provided to us by third parties and any new infrastructure systems that we acquire to determine whether they are Year 2000 compliant. Despite our current assessment, we may not identify and correct all significant Year 2000 problems on a timely basis. Year 2000 compliance efforts may involve significant time and expense, and unremediated problems could materially adversely affect our business, financial condition or operating results. We currently have no contingency plans to address the risks associated with unremediated Year 2000 problems.

                                    BUSINESS

INTRODUCTION

     We are a leading provider of software solutions that help companies deploy, manage, maintain and grow enterprise decision support systems. Companies across a range of industries are seeking to improve their ability to gain insight into customer, market, financial and competitive trends by unlocking the volumes of data stored in their enterprise transaction systems. Our products help streamline and simplify that task by providing a packaged, off-the-shelf solution -- a critical benefit in a market that has historically been plagued by technical complexity and system incompatibility. We design, develop, market and support PowerCenter, PowerMart and related products that are used by companies to gain competitive advantage through analysis of customer and other data.

INDUSTRY BACKGROUND

     Over the past few decades, organizations have made significant investments in applications and infrastructure, including packaged mainframe and distributed application and database software, to automate their basic business processes. For example, enterprise resource planning applications from vendors such as SAP, PeopleSoft and others now automate many companies' financial, manufacturing and human resource functions. New enterprise applications are emerging in the areas of supply chain automation, e-commerce and customer self-service. Underlying these enterprise and Internet-based applications are transaction databases from vendors, such as IBM, Oracle and Microsoft, that capture and store the substantial amounts of data sourced from these applications. As the number and size of transaction databases have grown, so too has the volume of data stored in these applications. As a result, the challenge is no longer how to capture information effectively, but how to consolidate, distill and channel it to those business managers, knowledge workers, customers and suppliers who can leverage this information to drive revenue growth and profitability.

     Companies across a range of industries are using enterprise decision support applications to gain greater insight from their corporate information systems. For example, retailers track customer buying behavior to respond quickly with new products. Financial services firms perform risk management and fraud detection. Companies in newly deregulated industries create new competitive services and find new customers. E-commerce vendors track site activities and analyze buying patterns. Across industry, business insight provides knowledge workers with greater decision-making power. In today's increasingly decentralized enterprises, getting the right information quickly and efficiently to the desktops of employees is key to gaining greater competitive advantage.

     Numerous new and established vendors are responding to this need for business insight with wide-ranging product offerings. For example, a large market exists for front-end query and reporting tools, as well as for supporting infrastructure software. Moreover, an entirely new market for "analytic applications" -- often tied closely to specific enterprise resource planning systems -- is forming quickly. Analytic applications are typically pre-packaged, off-the-shelf software programs specifically designed to aid in performing sophisticated business analysis. Some enterprise resource planning vendors have introduced new suites of analytic applications to build upon their existing enterprise resource planning transaction systems. According to International Data Corporation, the combined market for analytic applications and their underlying deployment infrastructure is estimated to reach $11.6 billion by 2002.

     While front-end query and reporting tools and emerging analytic applications are helping companies access data directly from specific transactional systems, these tools and applications, by themselves, have several key limitations:

     - they do not provide access to standardized, consolidated historical data;

     - they cannot interoperate within an enterprise deployment without specialized programming; and

     - they cannot access all critical data sources within an enterprise.

     To take full advantage of their analytic resources, companies need a software backbone, or platform, for enterprise decision support that will integrate data, tools and analytic applications across the entire organization. Such a software platform should provide comprehensive capabilities for data integration -- and user-specific data customization -- in a flexible, distributed architecture. It should broaden access to a wider range of information sources, maintain compatibility among the increasing types and numbers of front-end query and reporting tools and analytic applications and support rapid growth and change, in user numbers as well as in application initiatives. With such a platform in place, knowledge workers will be able to gain better insight into business trends and will be able to make more accurate and informed business decisions.

INFORMATICA'S SOLUTION

     We provide a highly adaptable, functionally rich platform for deploying, managing and maintaining enterprise decision support systems. At the center of this platform is our enterprise data integration hub, which automates the process of retrieving, organizing and consolidating data from multiple systems. This data is then made available to end users throughout the enterprise. Our platform is comprised of this enterprise data integration "hub," as well as any number of "spokes," or data marts and analytic applications, that permit users to customize data to suit their precise analytic needs.

[POWERCENTER GRAPHIC -- Set forth is a graphic depicting the PowerCenter logo surrounded by icons labeled "Mainframe," "IBM," "Oracle," "PeopleSoft," "SAP" and "e-Commerce," on the left, and two boxes labeled "Data Warehouse" and "Data Mart," on the right. Branching off of these two boxes, further to the right, are three icons labeled "Financial Forecasting & Budgeting," "Customer Relationship Management" and "Manufacturing Demand Planning," respectively, along with the PowerMart logo]

    Our PowerCenter and PowerMart software products provide a highly adaptable, functionally rich platform for deploying, managing and maintaining enterprise decision support systems. Our platform supports a wide range of analytic applications, including customer relationship management, key performance indicators and financial forecasting, among others.

     We believe our solution offers the following key benefits:

Automation of Enterprise Data Integration

     Traditionally, deploying and managing enterprise decision support systems frequently requires extensive custom program development and consulting. In contrast, we deliver a packaged, off-the-shelf solution that automates key processes for system deployment and management, including the steps required for accessing enterprise resource planning and other transaction systems. We believe this packaged approach significantly reduces the cost and time associated with deployment and management.

     In addition, our packaged solution helps protect our customers' systems investment by shielding them from changes in their technology environment related to obsolescence and upgrades in hardware, operating systems, networks and applications. Over the lifetime of a decision support system deployed using our platform, these benefits are compounded, because ongoing system modifications can be made without custom programming and consulting.

     Furthermore, we believe our automated approach provides customers with additional protection from business changes, such as those resulting from mergers and acquisitions, currency fluctuations and ongoing regulatory change. Our rules-based software engine, which is at the heart of our platform, makes it easy for customers to modify the decision support systems used to address these changing business dynamics.

Optimized for Analytic Applications

     Analytic applications have unique data content, models, data structures and other special infrastructure requirements to function at peak performance. Our solution is designed to optimize and customize data for analytic computing in ways that software solutions designed for transaction processing cannot. Our rules-based, parallel-engine architecture executes key infrastructure tasks -- extracting, transforming and loading the data -- with speed and efficiency. Further, our automation features, as well as a wide array of rich, predefined analytic functions, enhance user productivity and deployment speed.

Incremental Deployment; Rapid Return on Investment

     Unlike traditional, hand-coded decision support systems that are expensive and time-intensive to deploy, we believe our solution allows users to achieve a faster return on investment through incremental, business-unit-size deployments. These successful deployments can then easily be extended across the enterprise via the integration hub. Additionally, our products' productivity-enhancing features and the modular capability of the hub-and-spoke architecture help companies reduce information technology expenses, retain customers and grow revenues.

Multi-level Scalability

     Our solution addresses decision support scalability on many levels. This includes scaling from an early-stage, data mart-based analytic application to an enterprise-wide deployment and addressing the large data volume and high throughput required for robust analytic computing. Taking advantage of the distributed, parallel technologies widely available today, our platform is designed to significantly improve performance by allowing users to bring multiple clusters of servers to bear on large, complex analytic problems.

Architecture Openness and Extensibility

     Our open architecture gives users access to data locked in numerous transaction systems, and it enables them to address many different types of analytical requirements. Also, our products permit users to add customized functions to extend our pre-programmed general-purpose functions to address specific business problems. These customized functions are then able to take advantage of all of the capabilities of our platform, including its deployment flexibility and multi-level scalability.

Deployment Flexibility

     Our platform is designed to support a wide range of computing platforms and applications found in large organizations and to collect data from transaction sources employing varying combinations of computer hardware and database software. Our rules-based transformation engine resolves the idiosyncrasies of different operating systems, hardware and database platforms. In addition, our high-performance, customized software drivers are designed to leverage the strengths and mitigate the weaknesses of different vendors' platforms. All of our products run on UNIX (HP-UX, IBM AIX, Sun Solaris) and Microsoft NT servers, use Windows 95 and Windows NT clients, and support all major relational databases, including Oracle, IBM DB2/UDB, Informix, Sybase and Microsoft SQL Server.

INFORMATICA'S STRATEGY

     Our objective is to provide the leading software platform for analytic applications. The following are key elements of our strategy:

Expand Position as a Leading Independent Platform Vendor

     We believe our position in the industry is unique because of our vendor-neutral platform design and the ability of our products to access a wide range of operational data sources. As a result, many leading decision support tools vendors -- who compete among themselves -- partner with us for critical infrastructure technology. We intend to enhance and expand this position by adding new vendor partners in the current decision-support markets for business intelligence tools and analytic applications and by extending our support for providers of customer information and e-commerce applications.

Target Enterprise-wide Deployments Within Existing Customer Sites

     We intend to expand the use of our products and services within existing customer accounts. Today, we have sold our products to more than 350 customers, primarily large global companies across a range of industries, including finance, banking, insurance, manufacturing, health care and telecommunications. A number of these customers, who first used our platform for departmental and business-unit applications, are now expanding their deployments across the enterprise. Our strategy is to further penetrate these customer accounts by converting more departmental deployments into enterprise decision support systems.

Leverage Enterprise Resource Planning Installed Base

     Companies have invested heavily in enterprise resource planning applications. AMR Research estimates that organizations have spent approximately $39 billion on enterprise resource planning software since 1995. We believe a sizable opportunity exists to help these customers leverage the large volumes of transaction data in these systems for analytic computing. Using our platform, users can consolidate the data from their enterprise resource planning and other transactional systems for new analytic applications, thus helping them to achieve the most comprehensive and accurate business analysis.

Expand Strategic Partnerships and Indirect Channels

     To accelerate adoption of our products as the standard platform for analytic applications within large enterprises, we continue to form strategic relationships with leading enterprise software and analytic application vendors, as well as with leading resellers and system integrators. We have marketing programs and sales force partnerships with SAP and PeopleSoft and intend to add other such partners. We intend to build upon these relationships to penetrate additional vertical markets and expand into new geographic markets.

Increase Technology Leadership

     We intend to continually increase our technological and product leadership by enhancing our products' core functionality and current high-performance analytical features. In addition, we intend to extend our products' scalability to handle ever-increasing volumes of data. Further, we will continue to develop our platform to facilitate and support e-commerce and other emerging Internet applications.

PRODUCTS AND SERVICES

     Our products enable large, global organizations to build software platforms for deploying and managing business intelligence and analytic applications across the enterprise. These products are designed to reduce the complexities of building and maintaining decision support infrastructure and to enhance the quality and performance of information analysis.

     Our software products comprise a strong platform that is designed to enable enterprises to implement multi-tier decision support architectures that can be as sophisticated -- or as simple -- as necessary. Large enterprises can use PowerCenter, for instance, to create a data integration hub that will synchronize and manage wide-ranging decision support resources. Other organizations can start small, through PowerMart, by creating independent line-of-business data warehouses and analytic systems. Then, as business needs grow and change, they can add the synchronization and sophisticated management capabilities of PowerCenter.

     The following table summarizes the key features and benefits of our products:

         PRODUCT                        DESCRIPTION                              BENEFIT
-------------------------------------------------------------------------------------------------------
  POWERCENTER              An enterprise data integration hub     Reduces the complexity of
                           for deploying and managing scalable,   implementing enterprise decision
  [POWERCENTER LOGO]       enterprise decision support systems    support solutions
                           - Manages consolidation, cleansing     - Integrates decision support
                           and customization of data                components and tools
                           - Enables integration of operational   - Creates and enforces consistent
                             systems and analytic applications    data definitions throughout the
                           - Allows centralized management of       architecture
                             distributed resources                - Synchronizes disparate data marts
                           - Enables optimized performance and    and data warehouses
                             reliability                          - Re-uses transformation logic and
                                                                  other important analytical formulas
-------------------------------------------------------------------------------------------------------
  POWERMART                An integrated product suite for        Enables rapid deployment of data
                           building and managing                  marts and analytic applications
  [POWERMART LOGO]         line-of-business data marts and        - Enables faster reporting cycles and
                           analytic applications                    more sophisticated business
                           - Addresses the complete life-cycle      analysis to improve return on
                           for data mart development, production    investment
                             and ongoing management               - Enables high ongoing productivity
                           - Provides a rules-based engine that   and ease of maintenance
                             accelerates data mart and analytic
                             application deployment
-------------------------------------------------------------------------------------------------------
  POWERCONNECT             A mainframe-compatibility bridge that  Allows difficult to access legacy
                           facilitates high-speed access to DB2   data to be more easily and quickly
                           databases running on IBM MVS and       integrated into enterprise decision
                           OS/390 systems                         support systems
-------------------------------------------------------------------------------------------------------
  POWERPLUGS               Third-party software programs that     Helps maximize investment in other
                           "plug in" additional functionality to  decision support products by enabling our products through open application  tight integration with our
                           programming interfaces                 PowerCenter and PowerMart products
-------------------------------------------------------------------------------------------------------

PowerCenter

     As part of our software platform, PowerCenter serves as an enterprise data integration hub for deploying and managing scalable decision support systems. Within PowerCenter, a global repository functions as the central synchronization point, extracting data from diverse operational sources, including mainframe, relational database and popular enterprise resource planning applications. PowerCenter then transforms and distributes that data downstream to data warehouses and data marts in preparation for end-user analysis. PowerCenter includes software to design and manage the global repository, to set up data extraction processes from operational databases and to synchronize data sharing among distributed analytic applications.

     PowerCenter has a number of innovative and essential features that enable it to function effectively as an enterprise data integration hub. PowerCenter's robust native mainframe file support allows mainframe database files to be imported directly into the PowerCenter hub, eliminating the need for, and the added expense of, additional software. Parallel processing capabilities within this product allow users to roll-out multiple instances of PowerCenter's transformation engine to maximize system performance for the most complex data extractions and transformations. PowerCenter's systems management capabilities are designed to allow administrators to more efficiently manage, monitor and control multiple repositories and servers in the network from a central console.

PowerMart

     PowerMart is an integrated product suite for building and managing line-of-business data marts and analytic applications. PowerMart can be used in conjunction with PowerCenter, or it can be employed to create independent, standalone data marts and data warehouses. PowerMart features integrated warehouse-design, repository-design and management components that share a common, intuitive graphical user interface. Through a variety of software wizards and other productivity-enhancing tools, PowerMart supports the full life-cycle for data mart/data warehouse deployment, development, production and ongoing management.

     The PowerMart integrated product suite includes five standard components:

     - PowerMart Designer is a powerful, multi-faceted tool for visually defining mappings and transformations;

     - PowerMart Repository is an open metadata store for definitions about mappings, transformations and other data mart details;

     - PowerMart Repository Manager is a facility for managing user activities and metadata storage in the repository;

     - PowerMart Server is a pipelined, multi-threaded server engine that is able to overlap data extraction, transformation and loading; and

     - PowerMart Server Manager is an administrative interface to the PowerMart Server for configuring data marts and scheduling jobs.

     PowerMart includes a number of key features that enable organizations to implement data marts and analytic applications for a fraction of the cost of a large, centralized data warehouse. For example, PowerMart gives users the option of combining disk staging with in-memory server-side caching to fully leverage system resources and achieve peak performance during any stage of data processing. PowerMart also provides a "Deploy Folder" wizard that guides developers through a step-by-step process for moving from test to development to full production. In addition, advanced session management facilities help data warehouse administrators maintain operational efficiency.

Platform Extensions

     We also market and sell two additional software products which extend the capabilities of PowerCenter and PowerMart. PowerConnect is a mainframe software bridge that facilitates access to IBM DB2 databases running on IBM MVS and OS/390 systems. With PowerConnect, organizations get fast, transparent access to operational data. PowerPlugs are third-party software programs that add functionality via open application programming interfaces that permit exchange of metadata and data transformation information.

Pricing Model

     We have a server-based pricing model in which PowerCenter and PowerMart are priced according to the capabilities of the server upon which they will be running. For example, a customer who installs our product on a 4 CPU Windows NT machine pays less than a customer who installs our products on a 16 CPU UNIX machine. Our value-based pricing results in higher license fees from a customer who installs our products on higher capacity servers.

Technology Differentiators

     The following key technologies differentiate our software platform from other industry offerings, and we believe they are critical to deploying and managing enterprise decision support systems:

     - METADATA-BASED ARCHITECTURE -- Metadata is "data about data," in that it describes the business rules and cataloging information needed for the decision support applications to function. It also enables users to understand the context and meaning of data that they are analyzing. Through the global repository, PowerCenter permits synchronization and sharing of metadata among distributed repositories that are located in various enterprise departments and are used for different decision support applications. The global repository employs a system of shared folders and hotlinked pointers, available to all registered local repositories, to enable sharing of public metadata and specific data transformations.

      For example, the enterprise customer may define certain key values, such as "customer" or "revenue," for use throughout all analytic applications. By keeping these values in shared folders, the system ensures that users throughout the enterprise will be working with consistent data definitions. Through the system of hotlinked pointers, shared information is automatically kept up to date.

      Our products also feature open, distributed metadata exchange with other decision support products, such as back-end data modeling tools, front-end query and reporting tools and analytic applications. This contributes greatly to interoperability, quality of analysis and scalability.

     - NATIVE CONNECTIVITY TO OPERATIONAL SOURCES -- We are an industry leader in source-database access capabilities. Through PowerCenter and PowerMart, users can access UNIX and Windows NT databases, IBM DB2 databases and leading enterprise resource planning systems. For instance, PowerCenter extends the effectiveness of SAP Business Information Warehouse(TM) by giving users access to all non-SAP data throughout their enterprise. In addition, PowerMart provides a similar capability to users of PeopleSoft's Enterprise Performance Management suite, giving users access to both PeopleSoft and non-PeopleSoft operational data.

     - CENTRALIZED MANAGEMENT -- Enterprise decision support architectures require the power of distributed, parallel servers combined with the convenience of centralized management. PowerCenter supports multiple parallel servers and provides a single interface for configuring and monitoring them. Additionally, PowerCenter provides a single interface for viewing and configuring metadata in the PowerCenter repository and any local, registered repositories.

     - ENGINE-BASED PERFORMANCE -- The heart of our platform is a high-end performance server, or engine, that automates data movement and transformation. The server employs advanced techniques, such as parallel, overlapped operations, to give users the high-performance data throughput required for enterprise-class implementations. Our platform's engine-based high performance allows users to construct analytic applications and perform analyses according to their real business needs, without having to hand-code transformations or continually modify their objectives because of technology limitations.

Services

     We offer comprehensive professional services in implementation consulting, as well as in customer support and training. As of December 31, 1998, we employed 38 people worldwide in services related activities.

     Our professional services range from designing and deploying enterprise decision support architectures to data transformation and performance tuning. Our professional services consultants possess expertise in databases and operating systems, enterprise resource systems, business process design and management and major vertical industry issues.

     We offer high-quality, timely technical support to customers via phone, e-mail and the Internet. We also publish a comprehensive web-based journal on infrastructure issues, with technical detail that expands on existing documentation and presents implementation options. Additionally, we publish online versions of manuals, release notes and updates to existing documentation.

     We provide a number of customer training programs in the United States and Europe. Courses cover topics such as designing target data tables, analyzing operational sources, tuning and troubleshooting and understanding enterprise decision support.

STRATEGIC PARTNERS

     Our partners include industry leaders in enterprise software, query/analysis applications and systems integration. We pursue a comprehensive partnership program with major vendors in these areas so that they can provide complementary products and services to our joint customers with effective best-of-breed enterprise solutions. Our partnership program is called the PowerPartner Program, and our strategic partners include:

Enterprise Software Partners

BMC Software
NEON Systems
IBM
PeopleSoft
Microsoft
SAP

Query/Analysis Partners

Brio Technology
Hummingbird Comm.
Business Objects
Hyperion Solutions
Cognos
MicroStrategy

Systems Integration Partners

American Management Systems
Application Consulting Group
Application Partners
Apex Solutions
Archer Decision Sciences
Braun Technology Group
BTG Technology Systems
C3i
Cambridge Technology Partners
Case Logical Data
Clark Information Systems
Client Server Associates
Connect Systems
Core Integration Partners
Cotelligent
CSC Ploenzke
Daman Consulting
Descartes Systems Group
DEC
DMR Consulting
DSS Solution
EDS
Epsilon
Encompass Business Solutions
Ernst & Young
Gamut Technologies
Geac Computers
Grace Technologies
Infocrest Solutions
IPI GrammTech
Knightsbridge Solutions
KnowledgeBase Marketing
KPMG
Lancet Software Development
LGS Group
Logan/Britton
Metamor
Migration Software
NetBase Computing
New Technology Management
Newport Technology Group
NexGen SI
Octet Consulting
Parallogic
Perot Systems
PricewaterhouseCoopers
Profound Solutions
Retail Dynamics Inc.
The Revere Group
REZsolutions
R&Z Software
Saphir
Saturn Business Systems
Siemens Nixdorf
Softmaster
Software House International
Softworks Consulting
Solution Builders
SQL*Liason
Strategic Technologies
Strategic Information Systems
Sybertech
Sysix Technologies
Talent Software Services
Tessera Enterprise Systems
WebSoft
Xenon
Yaletown Technology
ZYGA

CUSTOMERS

     Our customers represent a wide, cross-industry spectrum of large global organizations, plus major governmental and educational institutions. A representative sampling of customers who have purchased at least $100,000 of software license since January 1996 includes:

Communications
AirTouch Cellular*
AT&T Corp.*
Bell South
Lucent Technologies/Octel Communications
Pacific Bell Directory
Qualcomm*
Sprint
Tele-Communications, Inc. (TCI)
Telenor*
US West Communications

Government
Bureau of Land Management
U.S. Navy
State of Texas
US Postal Service

Financial Services
The Capital Group Companies*
Charles Schwab
SG Cowen
First Union National Bank*
GM Acceptance Corp.
Invesco Funds Group
Merrill Lynch*
Oppenheimer Funds*
Providian Financial*
Prudential Insurance*
Salomon Smith Barney
Stein, Roe & Farnham
UBS

High Technology
3Com*
Autodesk*
Automatic Data Processing*
Intel*
LSI Logic*
National Semiconductor
Silicon Graphics*
Western Digital

Internet Software-Service
CompuServe
e.spire
Netscape
Prodigy
UUNET

Insurance
Abbey National*
Allstate Insurance
The Equitable Companies*
Hartford Insurance
John Hancock
Liberty Mutual Insurance Companies*
MassMutual*
MetLife Insurance*
Zurich Insurance*

Utilities/Energy
Commonwealth Edison Company
Chevron Corporation
Entergy Services/Entergy Corporation*
KN Energy*
Pacific Gas & Electric*
Philadelphia Power and Light*
Southern Company

Manufacturing/Distribution
ABB*
Avery-Dennison
Boeing
GCI*
General Electric*
Honeywell
Motorola
Siemens Medical Systems
Thomson Publishing
Toyota USA*

Media/Entertainment/Hospitality
British Sky Broadcasting Group
Carlson Wagonlit Travel*
Fox Entertainment Group
Hearst Corporation
Ultarmar Diamond Shamrock*
Universal Studios
Warner Brothers*
Yorkshire Cable

Pharmaceuticals/Health Care
Amgen*
American Home Products Corporation
Blue Cross Blue Shield*
Dura Pharmaceuticals
MedData Health
Pharmacia & Upjohn
Zeneca (ICI)

Retail/Consumer Packaged Goods
Campbell Soup
Dial
Dreyer's Grand Ice Cream
First Brands
The Gap*
Liz Claiborne
M&M Mars*
Polo Ralph Lauren

Transportation
BAX Global*
Bridgepoint (CSX)
Roadway Express
Ryder

Other
Stanford University
*Over $200,000 since January 1996.

SELECTED CUSTOMER APPLICATIONS

-------------------------------------------------------------------------------------
  CUSTOMER                 APPLICATION
-------------------------------------------------------------------------------------
  FIRST UNION              First Union Direct, a subsidiary of First Union
                           Corporation -- the nation's sixth largest bank -- receives more than 2 million calls per week to its customer call
                           center agents.
                           First Union realized a need for additional call analysis
                           and chose our PowerCenter as a platform to build a system
                           to help enable the company to feed call center customer
                           data into analytic applications that generate reports on
                           performance issues and service optimization. The system
                           allows First Union to enhance its resource allocation
                           using insight gained from such reports. Our software made
                           it possible for the system to provide First Union with
                           intra-day performance data at a far greater level of
                           detail than was previously possible. In addition, the
                           system identifies opportunities to realign call routing
                           priorities between 800# calls and calls from the branch
                           customers so both call types are optimized to provide
                           better service and shorter wait times. The new system will also measure and report agent performance by identifying
                           specific training and feedback opportunities to provide
                           top level service and to build lasting financial
                           relationships with customers.
-------------------------------------------------------------------------------------
  CARLSON WAGONLIT         Carlson Wagonlit Travel is a world leader in business
                           travel and expense management, with over 3,000 locations
                           in 141 countries and more than $11 billion in annual
                           sales.
                           Carlson Wagonlit Travel chose our platform to build an
                           enterprise information delivery system. This system
                           enables Carlson Wagonlit Travel to mine the large
                           quantities of data in its transaction systems, and provide its clients with valuable analysis and reports on travel
                           spending volumes and patterns. In addition, corporate
                           travel managers use this information to streamline
                           processes and policies, often resulting in cost savings.
                           With the eventual goal of consolidating customer travel
                           data from around the world for analysis, we are working
                           with Carlson Wagonlit Travel to help them provide their
                           travel clients with better service through a wealth of
                           tailored information.
-------------------------------------------------------------------------------------
  3COM                     3Com, one of the largest network solutions companies in
                           the world serving over 200 million customers, has more
                           than five transactional systems from which it pulls
                           operational data into its data center in Santa Clara, CA.
                           3Com is currently implementing a powerful enterprise
                           resource planning solution, R/3 from SAP. 3Com turned to
                           us to provide a data warehouse platform to enable it to
                           develop a common data transformation architecture for its
                           data center and to leverage its new enterprise resource
                           planning solution.
                           Currently, PowerCenter has enabled 3Com to build a 24x7
                           data warehouse environment that automatically uploads
                           point-of-sale and channel inventory data from its North
                           American, Asia Pacific and European operations. 3Com
                           intends to extend this data warehouse environment to
                           extract data from additional sources and integrate
                           business intelligence tools for additional analysis and
                           reporting.

--------------------------------------------------------------------------------

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

RESEARCH AND DEVELOPMENT

     As of December 31, 1998, we employed 42 people in our research and development organization. This team is responsible for the design, development and release of our products. The group is organized into four disciplines: development, quality assurance, documentation and program management. Members from each discipline, along with a product marketing manager from our marketing department, form separate product teams that work closely with sales, marketing, services, customers and prospects to better understand market needs and user requirements.

     When appropriate, we also utilize third-parties to expand the capacity and technical expertise of our internal research and development team. On occasion, we have licensed third-party technology. We believe this approach shortens time to market without compromising competitive position or product quality, and we plan to continue to draw on third-party resources as needed in the future.

     We have a well-defined software development methodology that we believe enables us to deliver products that satisfy real business needs for the global market while also meeting commercial quality expectations. Our methodology involves specifying and reviewing business requirements, functional requirements, prototypes, technical designs, test plans and documentation plans. We then perform iterative, scheduled quality assurance of code and documentation, followed by frequent stabilization of code and documentation. We test automation definition, instrumentation and execution as well as functions, components, systems, integration, performance, stress and international and Year 2000 compliance. A key component of our methodology is full product regression testing before beta or general availability releases and trial deployments in an internal production environment prior to release, external beta releases and general availability release. Failure to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, may materially adversely affect our business, results of operations or financial condition.

     We emphasize quality assurance throughout the software development life-cycle. We believe that a strong emphasis placed on analysis and design early in the project life reduces the number and costs of defects that may be found in later stages.

SALES, MARKETING AND DISTRIBUTION

     We market and sell software and services through a direct sales force in the United States, the United Kingdom and Germany, as well as through distributors. As of December 31, 1998, we employed 75 people worldwide in our sales and marketing organization.

     Marketing programs are focused on creating awareness as well as lead generation and customer references for our products. These programs are targeted at key executives such as chief executive officers, chief information officers and presidents of engineering, research and development, sales, service and marketing. Our marketing personnel engage in a variety of activities, including positioning our software products and services, conducting public relations programs, establishing and maintaining relationships with industry analysts and generating qualified sales leads, among others.

     Our sales process consists of several phases: lead generation, initial contact, lead qualification, needs assessment, enterprise overview, product demonstration, proposal generation and contract negotiation. Although the typical sales cycle has been up to

120 days, certain sales cycles in the past have lasted substantially longer. In a number of instances, our relationships with systems integrators and other strategic partners have reduced sales cycles by generating qualified sales leads, making initial customer contacts and assessing needs prior to our introduction to the customer. Also, partners have assisted in the creation of presentations and demonstrations, which we believe enhances our competitive position.

     We distribute our products through system integrators in the United States and distributors in Europe. Systems integrators typically possess expertise in vertical markets. They resell our products, bundling them in some cases with system-wide solutions. In other cases, they influence direct sales of our products. Distributors sublicense our products and provide service and support within their territories.

INTELLECTUAL PROPERTY AND OTHER PROPERTY RIGHTS

     Our success depends upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. We have four patent applications pending and one patent application allowed in the United States. It is possible that our pending applications will not be allowed or that competitors will successfully challenge the validity or scope of our allowed patent or any future allowed patents. Our patents alone may not provide us with any significant competitive advantage.

     As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors and corporate partners and into license agreements with respect to our software, documentation and other proprietary information. Despite these precautions, third parties could copy or otherwise obtain and use our products or technology without authorization, or develop similar technology independently. It is difficult for us to police unauthorized use of our products, and, although we are unable to determine the extent to which piracy of our software products exists, software piracy is a prevalent problem in our industry in general. Effective protection of intellectual property rights is unavailable or limited in certain foreign countries. There can be no assurance that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products or design around any patents or other intellectual property rights we hold.

     We do not believe that any of our products infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim our current or future products infringe their rights. Any such claims, with or without merit, could cause costly litigation that could absorb significant management time, which could materially adversely affect our business, operating results or financial condition. Such claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us, which could have a material adverse effect upon our business, operating results or financial condition.

COMPETITION

     The market for our products is highly competitive and subject to rapidly changing technology. We compete principally against providers of decision support, data warehousing and enterprise application software. Such competitors include Acta Technology, Inc., Ardent Software, Inc., Broadbase Information Systems, Inc., Epiphany Marketing

Software, Evolutionary Technologies, Inc., Information Builders, Inc., PLATINUM technology, inc. and Sagent Technology, Inc. In addition, we compete or may compete against database vendors that currently offer, or may develop, products with functionalities that compete with our solutions. These products typically operate specifically with these competitors' proprietary databases. Such competitors include IBM Corporation, Microsoft Corporation and Oracle Corporation.

     Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Competition could seriously impede our ability to sell additional products and services on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive. Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with other solution providers, thereby increasing the ability of their products to address the needs of our prospective customers. Our current and potential competitors may establish or strengthen cooperative relationships with our current or future channel or strategic partners, thereby limiting our ability to sell products through these channels. Competitive pressures could reduce our market share or require us to reduce our prices, either of which could materially and adversely affect our business, results of operations or financial condition.

     We compete on the basis of certain factors, including:

     - product performance;

     - product features;

     - user scalability;

     - open architecture;

     - ease of use;

     - product reliability;

     - analytical capabilities;

     - time to market;

     - customer support; and

     - product pricing.

     We believe that we presently compete favorably with respect to each of these factors. However, the market for our products is still rapidly evolving, and we may not be able to compete successfully against current and potential competitors.

EMPLOYEES

     As of December 31, 1998, we had a total of 173 employees, including 42 people in research and development, 75 people in sales and marketing, 38 people in consulting, customer support and training and 18 people in general and administrative services. None of our employees is represented by a labor union, and we consider employee relations to be good.

FACILITIES

     Our primary offices are located in approximately 45,000 square feet of space in Palo Alto, California under a lease expiring on January 31, 2001. We also lease space for our significant sales and support offices in High Wycombe, United Kingdom, Munich, Germany, and in the United States in New York, Pennsylvania, Missouri and the District of Columbia.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning our executive officers and directors as of January 31, 1999:

              NAME                AGE                    POSITION(S)
              ----                ---                    -----------
Gaurav S. Dhillon...............  33    Chief Executive Officer and Director
Diaz H. Nesamoney...............  33    President and Director
Clive A. Harrison...............  41    Executive Vice President, Worldwide Sales
Craig L. Klosterman.............  44    Chief Financial Officer, Senior Vice President
David W. Pidwell(2).............  51    Director
A. Brooke Seawell(1)............  51    Director
Arnold N. Silverman(2)..........  60    Director
Vincent R. Worms(1).............  46    Director

-------------------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

     Mr. Dhillon is one of the founders of Informatica and has been our Chief Executive Officer and a member of our board of directors since our inception. Prior to co-founding Informatica in February 1993, Mr. Dhillon was employed by Sterling Software, a software company, from December 1991 to November 1992, where his last position was project manager. Prior to that, he was a Systems Architect with Unisys Corporation. Mr. Dhillon holds a B.S.E.E. from Punjab University, India.

     Mr. Nesamoney is also one of the founders of Informatica and has been a member of our board of directors and an officer since our inception. He is currently our President. Prior to co-founding Informatica in February 1993, Mr. Nesamoney was employed by Unisys Corporation from May 1988 to February 1993, where his last position was Development Manager. Mr. Nesamoney holds an M.S.C.S. degree from Birla Institute of Technology & Science.

     Mr. Harrison joined us in January 1996 as senior vice president, sales and became Executive Vice President, Worldwide Sales in January 1999. Mr. Harrison held sales management responsibility at Oracle Systems from June 1995 to January 1996. From September 1989 to June 1995, he was regional vice president of sales at Information Resources, an enterprise decision support software company. Mr. Harrison holds a B.S. degree in operational research and economics from Aston University in England.

     Mr. Klosterman has been our Chief Financial Officer and a Senior Vice President since August 1998. From February 1993 to August 1998, Mr. Klosterman worked at Lumisys, a medical products company, and held a number of positions, including chief operating officer, chief financial officer and executive vice president. Prior to February 1993, he held executive and financial positions at Voysys and KLA Instruments. Mr. Klosterman currently serves on the board of directors of Lumisys. Mr. Klosterman holds a B.S. in mechanical engineering from the University of Wisconsin and an M.B.A. in Finance from The Wharton School.

     Mr. Pidwell has been one of our directors since February 1996. From January 1988 to January 1996, Mr. Pidwell was president and chief executive officer of Rasna Corporation, a software company. Mr. Pidwell is currently a venture partner with Asset Management Associates and serves on the boards of directors of a number of private companies. Mr. Pidwell holds a B.S.E.E. in electrical engineering and a M.S.I.S.E. degree in computer systems engineering from Ohio University.

     Mr. Seawell has been one of our directors since December 1997. From January 1997 to August 1998, Mr. Seawell was executive vice president of NetDynamics, an Internet applications server company. From March 1991 to January 1997, Mr. Seawell was senior vice president and chief financial officer of Synopsys. Mr. Seawell holds a B.A. degree in Economics and an M.B.A. degree in Finance and Accounting from Stanford University. Mr. Seawell serves on the board of directors of NVIDIA Corporation, a 3D (three-dimensional) graphics processor company, and several privately held companies.

     Mr. Silverman has been one of our directors and chairman of our board since September 1995. Mr. Silverman is a managing partner of Discovery Ventures I, LLC, a venture investment fund and one of our investors. In addition to serving as a director at Business Objects, a software company, he is on the boards of directors of a number of private companies. Mr. Silverman holds a B.S.E.E. and an M.S.E.E. from the University of California at Berkeley and an M.B.A. from Columbia University.

     Mr. Worms has been one of our directors since September 1995. From 1982 to the present, Mr. Worms has served as co-president of Partech International Capital Management, a venture capital firm that manages one of our investors. Mr. Worms holds a M.S. degree in science from the Ecole Polytechnique in Paris, France and the Massachusetts Institute of Technology. Mr. Worms serves on the boards of directors of SangStat Medical Corporation and Business Objects, a software company, in addition to serving on the board of a number of private companies.

BOARD OF DIRECTORS

     We currently have authorized six directors. Currently all directors hold office until the next annual meeting of stockholders or until their successors are duly qualified. Our amended and restated certificate of incorporation filed in connection with this offering provides that as of the first annual meeting of stockholders where we have at least 800 stockholders, our board of directors will be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Committees

     Our board of directors has an audit committee and a compensation committee. The audit committee reviews the results and scope of the annual audit and other services provided by our independent accountants, reviews and evaluates our internal audit and control functions and monitors transactions between us and our employees, officers and directors. The compensation committee administers the 1999 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan, the 1996 Flexible Stock Incentive Plan and the 1993 Flexible Stock Incentive Plan, and reviews the compensation and benefits for our executive officers.

Compensation Committee Interlocks and Insider Participation

     Prior to February 1999, the compensation committee was composed of Mr. Dhillon, Mr. Pidwell and Mr. Silverman. This committee is currently composed of Mr. Pidwell and Mr. Silverman. No interlocking relationship exists between any member of our board of directors or compensation committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Compensation

     Our non-employee directors are reimbursed for expenses incurred in connection with attending board and committee meetings but are not compensated for their services as board members. We have in the past granted directors options to purchase our common stock pursuant to the terms of our 1993 Flexible Stock Incentive Plan and 1996 Flexible Stock Incentive Plan. See "Certain Transactions -- Option Grants." We may also grant directors options to purchase our common stock pursuant to the terms of our 1999 Stock Incentive Plan. See "-- Stock Plans -- 1999 Stock Incentive Plan."

EXECUTIVE OFFICERS

     Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and officers.

Compensation

     The following table sets forth certain information concerning compensation of our chief executive officer and each other most highly compensated executive officers whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 1998 (collectively, our "Named Executive Officers").

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                                   ANNUAL COMPENSATION     SECURITIES
                                                   -------------------     UNDERLYING
           NAME AND PRINCIPAL POSITION              SALARY     BONUS        OPTIONS
           ---------------------------             --------   --------    ------------
Gaurav S. Dhillon
  Chief Executive Officer and Director...........  $130,000   $ 52,114(1)   100,000
Diaz H. Nesamoney
  President and Director.........................   130,000     52,114(1)   100,000
Clive A. Harrison
  Executive Vice President, Worldwide Sales......   140,000    109,942(2)    50,000

-------------------------
(1) Excludes bonus amounts of $8,919 earned in 1997 and paid in 1998.

(2) Includes sales commissions earned in 1998 and excludes commissions of $34,010 and bonus amounts of $9,500, each earned in 1997 and paid in 1998.

Option Grants In Fiscal Year 1998

     The following table sets forth certain information for each of our Named Executive Officers concerning stock options granted to them during the fiscal year ended December 31, 1998.

                                          INDIVIDUAL GRANTS
                        -----------------------------------------------------    POTENTIAL REALIZABLE VALUE
                        NUMBER OF     PERCENT OF                                  AT ASSUMED ANNUAL RATES
                        SECURITIES      TOTAL                                   OF STOCK PRICE APPRECIATION
                        UNDERLYING     OPTIONS        EXERCISE                       FOR OPTION TERM(4)
                         OPTIONS      GRANTED TO       PRICE       EXPIRATION   ----------------------------
         NAME           GRANTED(1)   EMPLOYEES(2)    PER SHARE      DATE(3)          5%             10%
         ----           ----------   ------------   ------------   ----------   -------------  -------------
Gaurav S. Dhillon.....   100,000         6.24%         $4.00        02/12/08         $251,558       $637,497
Diaz H. Nesamoney.....   100,000         6.24           4.00        02/12/08          251,558        637,497
Clive A. Harrison.....    50,000         3.12           4.00        02/12/08          125,779        318,749

-------------------------
(1) 25% of the options granted vest one year from the date of grant. Thereafter, the remaining 75% of the options granted vest monthly over the next three years.

(2) In the last fiscal year, we granted options to employees to purchase an aggregate of 1,601,803 shares.

(3) Options may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices.

Aggregate Option Exercises In Last Fiscal Year and Year-End Option Values

     The following table sets forth certain information concerning exercises of stock options during the fiscal year ended December 31, 1998 by each of our Named Executive Officers and the number and value of unexercised options held by each of our Named Executive Officers on December 31, 1998. No options were exercised by our Named Executive Officers in 1998.

                                           NUMBER OF
                                     SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                      UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
              NAME                    AT DECEMBER 31, 1998          AT DECEMBER 31, 1998(1)
              ----                ----------------------------    ----------------------------
                                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                  -----------    -------------    -----------    -------------
Gaurav S. Dhillon...............    100,000         100,000       $  875,000       $500,000
Diaz H. Nesamoney...............    100,000         100,000          875,000        500,000
Clive A. Harrison...............    128,541         111,459        1,141,140        793,860

-------------------------
(1) The value of "in-the-money" stock options represents the positive spread between the exercise price of stock options and the fair market value for our common stock of $9.00 per share as of December 31, 1998, as determined by our board of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by the General Corporations Law of the State of Delaware, as amended. We are also empowered under our bylaws to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have entered into indemnification agreements with each of our directors and executive officers and intend to obtain a policy of directors' and officers' liability insurance that insures such persons against the cost of defense, settlement or payment of a judgment under certain circumstances.

     In addition, our amended and restated certificate of incorporation filed in connection with this offering provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of the State of Delaware, as amended. This provision in our amended and restated certificate of incorporation does not eliminate a director's duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or our stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

STOCK PLANS

1993 Flexible Stock Incentive Plan

     Our 1993 Flexible Stock Incentive Plan was adopted by our board of directors in April 1993 and approved by our stockholders in May 1993. The 1993 Flexible Stock Incentive Plan provides for the granting to our employees or employees of our subsidiaries of incentive stock options within the meaning of
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees and independent contractors of nonstatutory stock options. Our board of directors and our stockholders have authorized a total of 1,500,000 shares of common stock for issuance pursuant to the 1993 Incentive Plan. As of December 31, 1998, there were options to purchase 528,620 shares outstanding. No grants were made under this plan after the adoption of the 1996 Flexible Stock Incentive Plan.

1996 Flexible Stock Incentive Plan

     Our 1996 Flexible Stock Incentive Plan was adopted by our board of directors and approved by our stockholders in July 1996. The 1996 Incentive Plan provides for the granting to our employees, and employees of our subsidiaries, of incentive stock options within the meaning of Section 422A of the Code, and for the granting to employees and independent contractors of nonstatutory stock options. Our board of directors and our stockholders have authorized a total of 3,727,250 shares of common stock for issuance pursuant to the 1996 Incentive Plan. As of December 31, 1998, there were options to purchase 2,209,339 shares outstanding. We do not anticipate granting options under this plan after completion of this offering and adoption of the 1999 Flexible Stock Incentive Plan.

1999 Stock Incentive Plan

     Our 1999 Stock Incentive Plan is expected to be adopted by our board of directors and approved by our stockholders in March 1999. The 1999 Stock Incentive Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Code and the granting of nonstatutory stock options, stock appreciation rights, dividend equivalent rights, restricted stock, performance units, performance shares, and other equity-based rights to our employees, directors and consultants. Initially, 650,000 shares of our common stock are reserved for issuance under the plan. The number of shares initially reserved will be increased by the number of shares (1) reserved under our 1996 Flexible Stock Incentive Plan, but not granted as of the date of completion of this offering, and (2) represented by grants under our 1996 Flexible Stock Incentive Plan which expire, are forfeited or cancelled after completion of this offering. Commencing January 1, 2000, the number of shares of stock reserved for issuance under the 1999 Stock Incentive Plan will be increased annually by a number equal to 5% of the fully-diluted number of shares of common stock outstanding as of December 31 of the immediately preceding calendar year or such lesser number as determined by the administrator. Where the award agreement permits the exercise or purchase of the award for a certain period of time following the recipient's termination of service with us, or the recipient's disability or death, the award will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of the award, whichever occurs first. To date, no awards have been granted under our 1999 Stock Incentive Plan.

     With respect to awards granted to our directors or officers, the 1999 Stock Incentive Plan is administered by our board of directors or a committee designated by our board of directors constituted to permit such awards to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, in accordance with Rule 16b-3 thereunder. With respect to awards granted to other participants, the 1999 Stock Incentive Plan is administered by our board of directors or a committee designated by it. In each case, our board of directors or the committee it designates shall determine the provisions, terms and conditions of each award, including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment upon settlement of the award, payment contingencies and satisfaction of any performance criteria. Incentive stock options are not transferable by the optionee other than by will or the laws of descent or distribution, and each incentive stock option is exercisable during the lifetime of the optionee only by such optionee. Other awards shall be transferable to the extent provided in the agreement evidencing the award. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant, and the term of the option must not exceed ten years. The term of other awards will be determined by the 1999 Stock Incentive Plan administrator. With respect to an employee who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option must equal at least 110% of the fair market value of our common stock on the grant date and the term of the option must not exceed five years. The exercise or purchase price of other awards will be such price as determined by the administrator. The consideration to be paid for the shares of our common stock upon exercise or purchase of an award will be determined by the administrator and may include cash, check, shares of common stock, a promissory note, or the assignment of part of the proceeds from the sale of shares acquired upon exercise or purchase of the award.

     In the event a third party acquires us through the purchase of all or substantially all of our assets, a merger or other business combination, all unexercised options shall terminate unless assumed by the successor corporation. Unless terminated sooner, the 1999 Stock Incentive Plan will terminate automatically in 2009. Our board has the authority to amend, suspend or terminate the 1999 Stock Incentive Plan subject to stockholder approval of certain amendments and provided no such action may affect awards previously granted under the 1999 Stock Incentive Plan.

1999 Employee Stock Purchase Plan

     Our 1999 Employee Stock Purchase Plan, which is expected to be approved by our board of directors and by our stockholders in March 1999, is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code and to provide our employees with an opportunity to purchase common stock through payroll deductions. Initially an aggregate of 400,000 shares of our common stock are reserved for issuance under the 1999 Employee Stock Purchase Plan and available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in our common stock or our capital structure. Commencing on January 1, 2000, the number of shares reserved under this plan will be increased by a number equal to the lesser of 2% of the fully-diluted number of shares outstanding on such date, 800,000 shares, or such lesser number as determined by the administrator. All of our employees and the employees of our subsidiaries (including officers) whose customary employment is for more than 5 months in any calendar year and more than 20 hours per week are eligible to participate in the 1999 Employee Stock Purchase Plan. Employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such individuals in the 1999 Employee Stock Purchase Plan are not eligible to participate in the 1999 Employee Stock Purchase Plan.

     The 1999 Employee Stock Purchase Plan designates offer periods, purchase periods and exercise dates. Offer periods are generally overlapping periods of 24 months. An offer period will initiate on the effective date of this Registration Statement and additional offer periods will commence each subsequent February 1 and August 1. The initial offer period will end on January 31, 2001. Purchase periods are generally six-month periods initially commencing on the effective date of this offering and ending on January 31, 2000. Thereafter purchase periods will commence each February 1 and August 1, as appropriate. The exercise date is the last day of each purchase period.

     On the first day of each offer period, a participating employee is granted purchase rights which are a form of option to be automatically exercised on the forthcoming exercise dates within the offer period during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the 1999 Employee Stock Purchase Plan. When a purchase right is exercised, the participant's withheld salary is used to purchase shares of our common stock. The price per share at which shares of common stock are to be purchased under the 1999 Employee

Stock Purchase Plan during any offer period is the lesser of (a) 85% of the fair market value of our common stock on the date of the grant of the option (the commencement of the offer period) or (b) 85% of the fair market value of our common stock on the applicable exercise date. The participant's purchase right is exercised in this manner on all four exercise dates arising in the offer period unless, on the first day of any purchase period, the fair market value of our common stock is lower than the fair market value of the common stock on the first day of the new offer period. If so, the participant's participation in the original offer period is terminated, and the participant is automatically enrolled in the new offer period commencing on such day.

     Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant's regular base pay, including commissions, overtime, bonuses, annual awards and other incentive payments. Participants may not make direct cash payments to their accounts. The maximum number of shares of common stock which any employee may purchase under the 1999 Employee Stock Purchase Plan during a purchase period is 2,500 shares. Certain additional limitations on the amount of common stock which may be purchased during any calendar year are imposed by the Code.

     The 1999 Employee Stock Purchase Plan will be administered by our board of directors or a committee designated by our board, which will have the authority to administer the 1999 Employee Stock Purchase Plan and to resolve all questions relating to its administration.

                              CERTAIN TRANSACTIONS

VENTURE FINANCINGS

     In March 1996, we sold an aggregate of 1,000,000 shares of our Series B preferred stock at a price per share of $1.00. In May 1996, investors in the next equity financing made loans to us aggregating $2,050,000 and purchased warrants to purchase 205,000 shares of our Series C preferred stock at a price per share of $2.50. The aggregate purchase price of these warrants was $2,562.50. In July 1996, we sold an aggregate of 2,440,000 shares of our Series C preferred stock at a price per share of $2.50. In June 1997, we sold an aggregate of 2,250,000 shares of our Series D preferred stock at a price per share of $4.00. Upon the effectiveness of the Registration Statement, all shares of our outstanding preferred stock will be automatically converted into shares of common stock, and outstanding warrants will be exercisable for shares of common stock. Listed below are those executive officers, directors and stockholders who beneficially own five percent or more of our securities who participated in such financings.

                                                                   SHARES       AGGREGATE
                             SERIES B    SERIES C    SERIES D    UNDERLYING   CONSIDERATION
        STOCKHOLDER          PREFERRED   PREFERRED   PREFERRED    WARRANTS        PAID
        -----------          ---------   ---------   ---------   ----------   -------------
Partech Entities(1)........   400,000      560,000     585,000     80,000      $4,141,000
Bay Partners SBIC,
  L.P.(2)..................   400,000      560,000     187,500     80,000       2,551,000
Integral Capital
  Entities(3)..............              1,000,000     315,000                  3,760,000
Weiss, Peck & Greer
  Entities(4)..............                          1,125,000                  4,500,000
Discovery Ventures I,
  L.L.C.(5)................   200,000      280,000      25,000     40,000       1,000,500
The Pidwell Family Living
  Trust(6).................                 40,000      12,500      5,000         150,063

-------------------------
(1) Includes Partech U.S. Partners III, C.V., Parvest U.S. Partners II, C.V., Tradeinvest Limited, Multinvest Limited, C.V., U.S. Growth Fund Partners C.V., Axa U.S. Growth Fund LLC, Double Black Diamond II LLC and Partech International Profit Sharing Plan. The consideration paid by Parvest U.S. Partners II, C.V., Tradeinvest Limited, Multinvest Limited, C.V., Partech International Profit Sharing Plan and Partech U.S. Partners III, C.V., for shares of Series C preferred stock in July 1996 included the conversion and cancellation of short-term, interest free convertible promissory notes, which notes we issued to each such entity on May 7, 1996, in the principal amount of $360,000, $42,000, $28,000, $10,000 and $360,000, respectively.
    Mr. Worms, one of our directors, is a general partner, managing member, attorney-in-fact or trustee of each Partech entity. Mr. Worms disclaims beneficial ownership of the shares held by each such entity, except to the extent of his pecuniary interest therein.

(2) The aggregate consideration paid by such entity for shares of Series C preferred stock in July 1996 included the conversion and cancellation of a short-term, interest free convertible promissory note, which note we issued to such entity on May 7, 1996, in the principal amount of $800,000.

 (3) Includes Integral Capital Partners III, L.P. and Integral Capital Partners International III, L.P.

 (4) Includes WPG Enterprise Fund, III, L.L.C., Weiss, Peck & Greer Venture Associates IV, L.L.C. and Weiss, Peck & Greer Venture Associates IV Cayman, L.P.

 (5) Mr. Silverman, one of our directors, is a manager of Discovery Ventures I, L.L.C. Mr. Silverman disclaims beneficial ownership of the shares held by such entity, except to the extent of his pecuniary interest therein. The aggregate consideration paid by such entity for shares of Series C preferred stock in July 1996 included the conversion and cancellation of a short-term, interest free convertible promissory note, which note are issued to such entity on May 7, 1996, in the principal amount of $400,000.

 (6) Mr. Pidwell, one of our directors, is the trustee of The Pidwell Family Living Trust. The aggregate consideration paid by such entity for shares of Series C preferred stock in July 1996 included the conversion and cancellation of a short-term, interest-free convertible promissory note which note we issued to such entity on May 7, 1996, in the principal amount of $50,000.

OPTION GRANTS

     On various occasions during 1998 and the three preceding fiscal years, we granted options to purchase our common stock to the following officers, directors and stockholders who beneficially own five percent or more of our securities:

     - on March 18, 1997 and February 12, 1998, Mr. Dhillon was granted two options to purchase 100,000 shares of common stock in each grant, with an exercise price per share of $0.25 and $4.00, respectively;

     - on March 18, 1997 and February 12, 1998, Mr. Nesamoney was granted two options to purchase 100,000 shares of common stock in each grant, with an exercise price per share of $0.25 and $4.00, respectively;

     - on February 20, 1996, March 18, 1997 and February 12, 1998, Mr. Harrison was granted options to purchase 150,000, 40,000 and 50,000 shares of common stock, respectively, with an exercise price per share of $0.10, $0.25 and $4.00, respectively;

     - on August 21, 1998, Mr. Klosterman was granted options to purchase an aggregate of 225,000 shares of common stock with an exercise price per share of $6.50;

     - on May 22, 1996 and November 23, 1998, Mr. Pidwell was granted options to purchase 56,250 and 15,000 shares of common stock, respectively, with an exercise price per share of $0.10 and $7.50, respectively;

     - on September 11, 1995, Discovery Ventures I, LLC was assigned an option, which option was granted to Mr. Silverman on such date, to purchase 56,250 shares of common stock with an exercise price per share of $0.10;

     - on September 11, 1995, certain Partech Entities were assigned an option, which option was granted to Mr. Worms on such date, to purchase 56,250 shares of common stock with an exercise price per share of $0.10; and

     - on December 10, 1997 and November 23, 1998, Mr. Seawell was granted options to purchase 35,000 and 15,000 shares of common stock, respectively, with an exercise price per share of $1.50 and $7.50, respectively.

OTHER TRANSACTIONS

     We have entered into an indemnification agreement with each of our executive officers and directors.

     Mr. Dhillon, Mr. Nesamoney and the holders of preferred stock are entitled to certain registration rights with respect to the common stock issued to them, or issuable upon conversion of the preferred stock held by them as applicable. See "Description of Capital Stock -- Registration Rights."

     We believe that the shares issued in the above described transactions were sold at the then fair market value and that the terms of all of the above described transactions were no less favorable than we could have obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of January 31, 1999 as adjusted to reflect the sale of shares offered hereby, by (a) each person known by us to own beneficially more than 5% of the outstanding shares of common stock, (b) each of our directors, (c) each Named Executive Officer (see
"Management -- Executive Compensation"), and (d) all current executive officers and directors as a group.

                                                      PERCENTAGE OF SHARES OUTSTANDING
                                                    ------------------------------------
   NAME OF BENEFICIAL OWNER       NUMBER(1)(2)      BEFORE OFFERING    AFTER OFFERING(3)
   ------------------------      ---------------    ---------------    -----------------
Partech Entities(4)
  50 California Street, Suite
     3200
  San Francisco, CA 94111......     2,581,250            22.4%                   %
Vincent R. Worms(5)............     2,581,250            22.4
Bay Partners SBIC, L.P.(6)
  10600 North DeAnza Boulevard
  Cupertino, CA 95014..........     2,127,500            18.5
Integral Capital Entities(7)
  2750 Sand Hill Road
  Menlo Park, CA 94025.........     1,315,000            11.5
Diaz H. Nesamoney(8)...........     1,302,085            11.3
Gaurav S. Dhillon(9)...........     1,299,419            11.2
Weiss, Peck & Greer
  Entities(10)
  555 California Street, Suite
     3130
  San Francisco, CA 94l04......     1,125,000             9.8
Discovery Ventures I, LLC(11)
  3000 Sand Hill Road,
  Building 3 #210
  Menlo Park, CA 94025.........     1,051,250             9.2
Arnold N. Silverman(12)........     1,051,250             9.2
Clive A. Harrison (13).........       153,957             1.3
David W. Pidwell (14)..........       100,859               *
A. Brooke Seawell (15).........        10,937               *
All executive officers and
  directors as a group (8
  persons).....................     3,998,507            33.3

-------------------------
  *  Less than 1% of the outstanding common stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 31, 1999 are deemed outstanding. Percentage of beneficial ownership is based upon 11,425,706 shares of common stock outstanding prior to this offering and shares of common stock outstanding after this offering. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Informatica Corporation, 3350 W. Bayshore Road, Palo Alto, California 94303.

 (2) Includes 7,940,000 shares of common stock issuable upon conversion of shares of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock on a one-for-one basis which will occur automatically upon the closing of this offering.

 (3) Assumes no exercise of the underwriters' over-allotment option. If the over-allotment option is exercised in full, we will sell an aggregate of shares of common stock.

 (4) Includes 978,880 shares held by Partech U.S. Partners III, C.V., 978,879 shares held by Parvest U. S. Partners II, C.V., 120,112 shares held by Tradeinvest Limited, 67,928 shares held by Multinvest Limited, C.V., 200,000 shares held by U.S. Growth Fund Partners, C.V., 100,000 shares held by Axa U.S. Growth Fund, LLC, 28,125 shares held by Par SF II, LLC, 18,750 shares held by Double Black Diamond II, LLC., and 8,576 shares held by Partech International Profit Sharing Plan. Includes 80,000 shares subject to warrants exercisable within 60 days from January 31, 1999.

 (5) Includes 978,880 shares held by Partech U.S. Partners III, C.V., 978,879 shares held by Parvest U.S. Partners II, C.V., 120,112 shares held by Tradeinvest Limited, 67,928 shares held by Multinvest Limited, C.V., 200,000 shares held by U.S. Growth Fund Partners, C.V., 100,000 shares held by Axa U.S. Growth Fund, LLC, 28,125 shares held by Par SF II, LLC, 18,750 shares held by Double Black Diamond II, LLC, and 8,576 shares held by Partech International Profit Sharing Plan, of which Mr. Worms, one of our directors, is either a general partner, managing member, attorney-in-fact or trustee. Also includes 80,000 shares subject to warrants exercisable within 60 days from January 31, 1999. Mr. Worms disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (6) Includes 80,000 shares subject to warrants exercisable within 60 days from January 31, 1999.

 (7) Includes 1,063,669 shares held by Integral Capital Partners III, L.P. and 251,331 shares held by Integral Capital Partners International III, L.P. of which Integral Capital Management III, L.P. is the general partner of Integral Capital Partners III, L.P. and the investment general partner of Integral Capital Partners International III, L.P.

 (8) Includes 127,083 shares subject to options exercisable within 60 days of January 31, 1999. Includes 2,666 shares held by Mr. Nesamoney's spouse.

 (9) Includes 127,083 shares subject to options exercisable within 60 days of January 31, 1999.

(10) Includes 22,500 shares held by WPG Informational Sciences Entrepreneur Fund, L.P., 488,959 shares held by WPG Enterprise Fund III, L.L.C., 542,982 shares held by Weiss, Peck & Greer Venture Associates IV, L.L.C. and 70,559 shares held by Weiss, Peck & Greer Venture Associates IV Cayman, L.P.

(11) Includes 40,000 shares subject to warrants exercisable within 60 days from January 31, 1999.

(12) Includes 1,051,250 shares held by Discovery Ventures I, LLC, of which Mr. Silverman is a manager. Mr. Silverman, a director of Informatica, disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(13) Includes 153,957 shares subject to options exercisable within 60 days of January 31, 1999.

(14) Represents 52,500 shares held of record by the Pidwell Family Living Trust dated June 25, 1987, of which David Pidwell is trustee. Includes 5,000 shares subject to warrants exercisable within 60 days from January 31, 1999 and 43,359 shares subject to options exercisable within 60 days of January 31, 1999.

(15) Represents 10,937 shares subject to options exercisable within 60 days of January 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

     Prior to the closing of this offering, we will be authorized to issue up to shares, $.001 par value, to be divided into two classes to be designated, respectively, "common stock" and "preferred stock." Of such shares authorized, 100,000,000 shares shall be designated as common stock, and 2,000,000 shares shall be designated as preferred stock.

COMMON STOCK

     As of January 31, 1999, there were 11,425,706 shares of common stock outstanding that were held of record by approximately 111 stockholders (assuming conversion of all shares of preferred stock outstanding as of January 31, 1999).
There will be                shares of common stock outstanding (assuming no
exercise of the underwriters' over-allotment option and no exercise of outstanding options) after giving effect to the sale of common stock offered by us to the public in this offering. In addition to options to purchase our common stock issued under the 1993 Flexible Stock Incentive Plan and 1996 Flexible Stock Incentive Plan, there are outstanding options to purchase a total of 256,250 shares of our common stock.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the stockholders. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Informatica, holders of common stock are entitled to share ratably in all assets of Informatica remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

     Effective upon the closing of this offering and pursuant to our amended and restated certificate of incorporation filed in connection with this offering, our board of directors will have the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Informatica. We have no present plan to issue any shares of preferred stock after consummation of this offering.

COMMON STOCK WARRANTS

     Upon completion of this offering, we will have eight warrants outstanding to purchase an aggregate of 205,000 shares of common stock at a price per share of $2.50. See "Certain Transactions -- Venture Financings."

REGISTRATION RIGHTS

     Pursuant to stock purchase agreements between us and Mr. Dhillon and Mr. Nesamoney, respectively, such holders are entitled to certain rights with respect to the registration of an aggregate of approximately 2,347,338 shares of common stock. Pursuant to an investor rights agreement entered into in June 1997 between us and holders of 2,250,000 shares of our Series A preferred stock, 1,000,000 shares of our Series B preferred stock, 2,440,000 shares of our Series C preferred stock and 2,250,000 shares of our Series D preferred stock, such holders are entitled to certain registration rights regarding shares of common stock issued or issuable upon conversion of such preferred shares. The registration rights for all such holders provide that if we propose to register any securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of common stock in the registration. The rights are subject to certain conditions and limitations, among them the right of the underwriters to limit the number of shares included in such registration. The holders of these rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect such registration, subject to certain conditions and limitation. Furthermore, the holders may require us to file additional registration statements on Form S-3, subject to certain conditions and limitations. See "Certain Transactions -- Venture Financings."

ANTITAKEOVER EFFECTS OF PROVISIONS OF INFORMATICA'S CHARTER AND BYLAWS

     Upon completion of this offering, our amended and restated certificate of incorporation will provide for our board of directors to be divided into three classes, with staggered three-year terms, which division will be effective as of our first stockholders meeting at which we have more than 800 stockholders of record. As a result of this division, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders will have no cumulative voting rights and our stockholders representing a majority of the shares of common stock outstanding will be able to elect all of the directors. Our amended and restated bylaws, also filed in connection with this offering, will also provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. The amended and restated bylaws will additionally provide that only our chief executive officer and president may call a special meeting of stockholders.

     The classification of our board of directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of Informatica by replacing our board of directors. Since the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

     These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Informatica. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished them and to discourage certain types of transactions that may involve an actual or threatened change of control of Informatica. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     We are subject to Section 203 of the General Corporation Law of the State of Delaware, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation. In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

LISTING

     Application has been made for quotation of our common stock on the Nasdaq National Market under the symbol "INFA."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust. Its address is 40 Wall Street, New York, NY 10005, and its telephone number is (212) 936-5100.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have                shares of
common stock outstanding based on shares outstanding as of           , 1999. Of
these shares, the                shares sold in this offering will be freely
transferable without restriction under the Securities Act, unless they are held by "affiliates" of Informatica as that term is used under the Securities Act and the Regulations promulgated thereunder.

     The remaining           outstanding shares were sold by us in reliance on
exemptions from the registration requirements of the Securities Act and are restricted securities within the meaning of Rule 144 under the Securities Act.
Approximately           of those shares of common stock will be eligible for
sale in the public market immediately upon completion of this offering in reliance on Rule 144(k) under the Securities Act. Beginning 90 days after the
effective date, approximately           additional shares will become eligible
for sale subject to the provisions of Rules 144 and 701. Beginning 180 days
after the date of this prospectus, approximately           additional shares
will become eligible for sale subject to the provisions of Rule 144, Rule 144(k) or Rule 701 upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders. Beginning 180 days after
the date of this prospectus, approximately           additional shares subject
to vested options as of the date of completion of this offering will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders. In addition, 205 additional shares subject to outstanding warrants will be available 180 days after the date of this prospectus. Any shares subject to lock-up agreements may be released at any time without notice by the underwriters.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of completion of this offering, a number of shares that does not exceed the greater of 1% of the then
outstanding shares of common stock (approximately                shares
immediately after this offering), or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of Informatica at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

     Any employee, officer or director of or consultant to Informatica who purchased his or her shares prior to the date of completion of this offering or who holds vested options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after the date of completion of this offering. However, we and certain officers, directors and other stockholders have agreed not to sell or otherwise dispose of any shares of our common stock for the 180-day period after the date of this prospectus without the prior written consent of the underwriters. See "Underwriting."

     As soon as practicable after the date of completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the 1993 Flexible Stock Incentive Plan, 1996 Flexible Stock Incentive Plan, the 1999 Stock Incentive Plan, and the 1999 Employee Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing.

     Prior to this offering, there has been no public market for our common stock, and any sale of substantial amounts in the open market may adversely affect the market price of our common stock offered hereby.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                      , 1999, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, BancBoston Robertson Stephens Inc., SoundView Technology Group, Inc. and First Albany Corporation are acting as representatives, the following respective numbers of shares of common stock:

                                                               Number
                        Underwriter                           of Shares
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
BancBoston Robertson Stephens Inc. .........................
SoundView Technology Group, Inc. ...........................
First Albany Corporation....................................

                                                              ---------
          Total.............................................
                                                              =========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to                additional shares at the initial public offering
price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                                   Total
                                                      --------------------------------
                                                         Without             With
                                         Per Share    Over-allotment    Over-allotment
                                         ---------    --------------    --------------
Underwriting discounts and commissions
  paid by us...........................      $
Expenses payable by us.................      $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We and our executive officers, directors and certain other securityholders of Informatica have agreed that we will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price up to                      shares of the common stock for employees,
directors and certain other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against certain liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in that respect.

     We have made application to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "INFA."

     Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include: the information set forth in this prospectus and otherwise available to the underwriters; the history and the prospects for the industry in which we will compete; the ability of our management; the prospects for our future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

     The representatives, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under the securities laws, (ii) where required by law, that the purchaser is purchasing as principal and not as agent, and
(iii) the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario Securities Law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and with respect to the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Morrison & Foerster LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Informatica and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the North Western Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                            INFORMATICA CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Stockholders' Equity (Deficit)..................  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Informatica Corporation

     We have audited the accompanying consolidated balance sheets of Informatica Corporation as of December 31, 1997 and 1998, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Informatica Corporation at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                          /s/  ERNST & YOUNG LLP

Palo Alto, California
February 2, 1999

                            INFORMATICA CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   PRO FORMA
                                                                                 STOCKHOLDERS'
                                                             DECEMBER 31,       EQUITY (DEFICIT)
                                                          -------------------     DECEMBER 31,
                                                            1997       1998           1998
                                                          --------   --------   ----------------
                                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.............................  $  8,440   $  6,059
  Accounts receivable, net of allowances of $600 and
     $1,841 in 1997 and 1998, respectively..............     3,133      3,515
  Prepaid expenses and other current assets.............       243        552
                                                          --------   --------
          Total current assets..........................    11,816     10,126
Property and equipment, net of accumulated depreciation
  and amortization of $530 and $367 in 1997 and 1998,
  respectively..........................................       754        512
Other assets............................................       122        126
                                                          --------   --------
          Total assets..................................  $ 12,692   $ 10,764
                                                          ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities..............  $  2,432   $  4,165
  Accrued compensation and related expenses.............     1,545      3,486
  Current portion of capital lease obligations..........       155        242
  Deferred revenue......................................     2,644      4,537
                                                          --------   --------
          Total current liabilities.....................     6,776     12,430
Capital lease obligations, less current portion.........       102        217

Commitments
Redeemable convertible preferred stock, no par value,
  issuable in series:
  8,170,000 shares authorized; 7,940,000 issues and
     outstanding at December 31, 1997 and 1998 (none pro
     forma) (liquidation preference -- $17,600).........    17,586     17,586       $     --
Stockholders' equity (deficit):
  Common stock, no par value; 14,770,000 shares
     authorized; 2,881,838 and 3,426,605 shares issued
     and outstanding at December 31, 1997 and 1998,
     respectively (11,366,605 pro forma)................       151        289         17,875
  Notes receivable from stockholders....................       (40)       (40)           (40)
  Deferred compensation.................................       (83)       (33)           (33)
  Accumulated deficit...................................   (11,789)   (19,704)       (19,704)
  Accumulated other comprehensive income (loss).........       (11)        19             19
                                                          --------   --------       --------
          Total stockholders' equity (deficit)..........   (11,772)   (19,469)      $ (1,883)
                                                          --------   --------       ========
          Total liabilities, redeemable convertible
            preferred stock and stockholders' equity
            (deficit)...................................  $ 12,692   $ 10,764
                                                          ========   ========

See accompanying notes.

                            INFORMATICA CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  YEAR ENDED DECEMBER 31,
                                          ---------------------------------------
                                             1996          1997          1998
                                          ----------    ----------    -----------
Revenues:
  License...............................  $    1,843    $   10,041    $    21,148
  Service...............................         217         2,145          7,597
                                          ----------    ----------    -----------
          Total revenues................       2,060        12,186         28,745
Cost of revenues:
  License...............................          34           190            376
  Service...............................         124         2,163          4,599
                                          ----------    ----------    -----------
          Total cost of revenues........         158         2,353          4,975
                                          ----------    ----------    -----------
Gross profit............................       1,902         9,833         23,770
Operating expenses:
  Research and development..............       2,119         3,831          7,075
  Sales and marketing...................       3,676        10,951         22,235
  General and administrative............         663         2,036          2,636
                                          ----------    ----------    -----------
          Total operating expenses......       6,458        16,818         31,946
                                          ----------    ----------    -----------
Loss from operations....................      (4,556)       (6,985)        (8,176)
Interest income (expense), net..........           8           221            261
                                          ----------    ----------    -----------
Loss before income taxes................      (4,548)       (6,764)        (7,915)
Income tax provision....................          --            --             --
                                          ----------    ----------    -----------
Net loss................................  $   (4,548)   $   (6,764)   $    (7,915)
                                          ==========    ==========    ===========
Net loss per share:
  Basic and diluted.....................  $    (1.69)   $    (2.44)   $     (2.48)
                                          ==========    ==========    ===========
  Pro forma basic and diluted...........                              $     (0.71)
                                                                      ===========
Shares used in calculation of net loss
  per share:
  Basic and diluted.....................       2,698         2,769          3,193
                                          ==========    ==========    ===========
  Pro forma basic and diluted...........                                   11,133
                                                                      ===========

See accompanying notes.

                            INFORMATICA CORPORATION

       CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                          STOCKHOLDERS' EQUITY (DEFICIT)
                                                                 ------------------------------------------------

                                                                                         NOTES
                                             PREFERRED STOCK        COMMON STOCK       RECEIVABLE
                                           -------------------   ------------------       FROM         DEFERRED
                                            SHARES     AMOUNT     SHARES     AMOUNT   STOCKHOLDERS   COMPENSATION
                                           ---------   -------   ---------   ------   ------------   ------------
BALANCES AT DECEMBER 31, 1995............  2,250,000   $ 1,472   2,666,260    $ 48        $(40)          $ --

  Issuance of common stock...............         --        --      28,125       3          --             --

  Common stock options exercised.........         --        --      45,625       3          --             --

  Issuance of Series B preferred stock,
    net of issuance costs................  1,000,000       993          --      --          --             --

  Issuance of Series C preferred stock,
    net of issuance costs................  2,440,000     6,128          --      --          --             --

  Net loss...............................         --        --          --      --          --             --
                                           ---------   -------   ---------    ----        ----           ----

BALANCES AT DECEMBER 31, 1996............  5,690,000     8,593   2,740,010      54         (40)            --

  Common stock options exercised.........         --        --     141,828      12          --             --

  Issuance of Series D preferred stock,
    net of issuance costs................  2,250,000     8,993          --      --          --             --

  Foreign currency translation
    adjustment...........................         --        --          --      --          --             --

  Deferred compensation..................         --        --          --      85          --            (85)

  Amortization of deferred
    compensation.........................         --        --          --      --          --              2

  Net loss...............................         --        --          --      --          --             --
                                           ---------   -------   ---------    ----        ----           ----

BALANCES AT DECEMBER 31, 1997............  7,940,000    17,586   2,881,838     151         (40)           (83)

  Common stock options exercised.........         --        --     544,767     138          --             --

  Foreign currency translation
    adjustment...........................         --        --          --      --          --             --

  Amortization of deferred
    compensation.........................         --        --          --      --          --             50

  Net loss...............................         --        --          --      --          --             --
                                           ---------   -------   ---------    ----        ----           ----

BALANCES AT DECEMBER 31, 1998............  7,940,000   $17,586   3,426,605    $289        $(40)          $(33)
                                           =========   =======   =========    ====        ====           ====

                                               STOCKHOLDERS' EQUITY (DEFICIT)
                                           --------------------------------------
                                                          ACCUMULATED
                                                             OTHER
                                                         COMPREHENSIVE
                                           ACCUMULATED      INCOME
                                             DEFICIT        (LOSS)        TOTAL
                                           -----------   -------------   --------
BALANCES AT DECEMBER 31, 1995............   $   (477)        $ --        $   (469)
  Issuance of common stock...............         --           --               3
  Common stock options exercised.........         --           --               3
  Issuance of Series B preferred stock,
    net of issuance costs................         --           --              --
  Issuance of Series C preferred stock,
    net of issuance costs................         --           --              --
  Net loss...............................     (4,548)          --          (4,548)
                                            --------         ----        --------
BALANCES AT DECEMBER 31, 1996............     (5,025)          --          (5,011)
  Common stock options exercised.........         --           --              12
  Issuance of Series D preferred stock,
    net of issuance costs................         --           --              --
  Foreign currency translation
    adjustment...........................         --          (11)            (11)
  Deferred compensation..................         --           --              --
  Amortization of deferred
    compensation.........................         --           --               2
  Net loss...............................     (6,764)          --          (6,764)
                                            --------         ----        --------
BALANCES AT DECEMBER 31, 1997............    (11,789)         (11)        (11,772)
  Common stock options exercised.........         --           --             138
  Foreign currency translation
    adjustment...........................         --           30              30
  Amortization of deferred
    compensation.........................         --           --              50
  Net loss...............................     (7,915)          --          (7,915)
                                            --------         ----        --------
BALANCES AT DECEMBER 31, 1998............   $(19,704)        $ 19        $(19,469)
                                            ========         ====        ========

See accompanying notes.

                            INFORMATICA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                      YEAR ENDED DECEMBER 31,
                                                   -----------------------------
                                                    1996       1997       1998
                                                   -------    -------    -------
OPERATING ACTIVITIES
Net loss.........................................  $(4,548)   $(6,764)   $(7,915)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization..................      133        394      1,551
  Accounts receivable allowances.................       21        579      1,241
  Amortization of deferred compensation..........       --          2         50
  Changes in operating assets and liabilities:
     Accounts receivable.........................   (1,245)    (2,428)    (1,623)
     Prepaid expenses and other assets...........     (154)      (180)      (313)
     Accounts payable and accrued liabilities....      376      2,052      1,733
     Accrued compensation and related expenses...      254      1,194      1,941
     Deferred revenue............................      322      2,322      1,893
                                                   -------    -------    -------
Net cash used in operating activities............   (4,841)    (2,829)    (1,442)
INVESTING ACTIVITIES
Purchase of property and equipment...............     (100)      (584)      (872)
                                                   -------    -------    -------
Net cash used in investing activities............     (100)      (584)      (872)
FINANCING ACTIVITIES
Proceeds from issuance of preferred stock........    5,071      8,993         --
Proceeds from issuance of common stock...........        6         12        138
Proceeds from notes payable to stockholders......    2,050         --         --
Payments on capital lease obligations............      (69)      (164)      (235)
                                                   -------    -------    -------
Net cash provided by (used in) financing
  activities.....................................    7,058      8,841        (97)
                                                   -------    -------    -------
Effect of foreign currency translation on cash
  and cash equivalents...........................       --        (11)        30
                                                   -------    -------    -------
Increase (decrease) in cash and cash
  equivalents....................................    2,117      5,417     (2,381)
Cash and cash equivalents at beginning of year...      906      3,023      8,440
                                                   -------    -------    -------
Cash and cash equivalents at end of year.........  $ 3,023    $ 8,440    $ 6,059
                                                   =======    =======    =======
SUPPLEMENTAL DISCLOSURES:
  Interest paid..................................  $    41    $    40    $    48
                                                   =======    =======    =======
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Capital lease obligations incurred.............  $   490    $    --    $   437
                                                   =======    =======    =======
  Issuance of warrants to purchase preferred
     stock in connection with bridge financing...  $    55    $    --    $    --
                                                   =======    =======    =======
  Conversion of notes payable to stockholders of
     Series C preferred stock....................  $ 2,050    $    --    $    --
                                                   =======    =======    =======

See accompanying notes.

                            INFORMATICA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING
   POLICIES

DESCRIPTION OF THE COMPANY

     Informatica Corporation (the "Company"), was incorporated in California in February 1993. The Company operates in one business segment which provides software solutions that help companies deploy, manage, maintain and grow enterprise decision support systems.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     The functional currency of the Company's foreign subsidiaries is the local currency. The Company translates all assets and liabilities to U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenue and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation for the foreign subsidiaries' financial statements are reported as a separate component of stockholders' equity. Net gains and losses resulting from foreign exchange transactions were not significant during any of the periods presented.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in these estimates and assumptions may have a material impact on the financial statements.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents, which consist of cash and highly liquid short-term government securities with insignificant interest rate risk and original maturities of three months or less at date of purchase, are stated at cost, which approximates fair value.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives of the related assets, generally three years or less.

SOFTWARE DEVELOPMENT COSTS

     The Company accounts for software development costs in accordance with Financial Accounting Standards Board ("FASB") Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" ("FASB 86"), under which certain software development costs incurred subsequent to the establishment of

                            INFORMATICA CORPORATION
technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. As of December 31, 1998, costs incurred subsequent to the establishment of technological feasibility have not been significant and all software development costs have been charged to research and development expense in the accompanying consolidated statements of operations.

REVENUE RECOGNITION

     Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"), was issued in October 1997 by the American Institute of Certified Public Accountants ("AICPA") and was amended by Statement of Position 98-4 ("SOP 98-4"). The Company adopted SOP 97-2 effective January 1, 1998. Based on its interpretation of SOP 97-2 and SOP 98-4, the Company believes its current revenue recognition policies and practices are consistent with SOP 97-2 and SOP 98-4. Additionally, the AICPA issued SOP 98-9 in December 1998, which provides certain amendments to SOP 97-2, and is effective for transactions entered into beginning January 1, 2000. Implementation guidelines for these standards have not yet been issued. Once available, such implementation guidelines could lead to unanticipated changes in our current revenue recognition policies, which changes could affect the timing of the Company's future revenues and earnings.

     The Company generates revenues through two sources, software licenses and services. The Company's license revenues are generated from licensing the Company's products directly to end users and indirectly through resellers and original equipment manufacturers. Service revenues are generated from maintenance contracts and training and consulting services performed for customers that license the Company's products directly and indirectly through resellers.

     License revenues are recognized when a noncancelable license agreement has been signed, the product has been shipped, the fees are fixed and determinable, collectibility is probable and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is based on the price charged when an element is sold separately. In the case of an element not sold separately, the price is established by authorized management. If an acceptance period is required, revenue is recognized upon customer acceptance or the expiration of the acceptance period. The Company also enters into reseller arrangements that typically provide for sublicense fees based on a percentage of list price. Revenue is recognized upon shipment to the reseller or end user and when collectibility is probable or upon cash collections based on credit history with the reseller. The Company's agreements with its customers and resellers do not contain product return rights.

     Revenues from maintenance, which consist of fees for ongoing support and product updates, are recognized ratably over the term of the contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time-and-materials basis under separate service arrangements related to the installation of the Company's software products. Training revenues are generated from classes offered both on-site and at customer locations. Revenues from consulting and training services are recognized as the services are performed.

                            INFORMATICA CORPORATION

     The Company performs ongoing credit evaluations of its customers, which are primarily located in the U.S., Europe and Canada, and generally does not require collateral. Allowances for credit risks and for estimated future returns are provided upon shipment. Returns to date have not been material. Actual credit losses and returns may differ from the Company's estimates and such differences could be material to the financial statements.

     Deferred revenue includes deferred maintenance revenue and prepaid training and consulting fees.

STOCK-BASED COMPENSATION

     The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants.

NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE

     Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, warrants and convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive. Potentially dilutive securities have been excluded from the computation as their effect is antidilutive.

     Pro forma net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus the weighted average number of redeemable convertible preferred shares outstanding as if such shares had been converted into common stock at the date of issuance.

                            INFORMATICA CORPORATION

     The calculation of historical and pro forma basic and diluted net loss per share is as follows (in thousands, except per share amounts):

                                                      YEAR ENDED DECEMBER 31,
                                                   -----------------------------
                                                    1996       1997       1998
                                                   -------    -------    -------
Historical:
  Net loss.......................................  $(4,548)   $(6,764)   $(7,915)
                                                   =======    =======    =======
  Weighted average shares of common stock
     outstanding used in computing basic and
     diluted net per loss share..................    2,698      2,769      3,193
                                                   =======    =======    =======
  Basic and diluted net loss per share...........  $ (1.69)   $ (2.44)   $ (2.48)
                                                   =======    =======    =======
Pro forma:
  Net loss.......................................                        $(7,915)
                                                                         =======
  Shares used in computing basic and diluted net
     loss per share (from above).................                          3,193
  Adjustment to reflect the effect of the assumed
     conversion of preferred stock from the date
     of issuance.................................                          7,940
                                                                         -------
  Weighted average shares of common stock
     outstanding used in computing pro forma
     basic and diluted net loss share............                         11,133
                                                                         =======
  Pro forma basic and diluted net loss per
     share.......................................                        $ (0.71)
                                                                         =======

     If the Company had reported net income, the calculation of diluted earnings per share (historical and pro forma) would have included the shares used in the computation of pro forma net loss per share as well as an additional approximately 524,000, 1,676,000 and 2,101,000 common equivalent shares related to the outstanding options and warrants not included in the calculations above (determined using the treasury stock method at the estimated fair value) for 1996, 1997 and 1998, respectively.

COMPREHENSIVE INCOME (LOSS)

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in the financial statements. The only item of other comprehensive income (loss) which the Company currently reports is foreign currency translation adjustments, which are included in accumulated other comprehensive income (loss) in the consolidated statements of redeemable convertible preferred stock and stockholders' equity (deficit).

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Under this method,

                            INFORMATICA CORPORATION
deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amounts expected to be realized.

2. BANK LINE OF CREDIT

     During 1997, the Company entered into a revolving line of credit with a bank which provided for borrowings of up to $3,000,000 based on 80% of eligible accounts receivable, as defined. Borrowings under the line of credit bore interest, payable monthly, at 0.25% above the bank's prime rate. Borrowings were secured by substantially all of the Company's assets. The agreement also required the Company to comply with certain financial covenants. The line of credit expired in December 1998.

3. LEASE OBLIGATIONS

     The Company has an equipment financing agreement providing up to $564,000 for the purchase of property and equipment which expired in January 1998. In February 1998, the Company entered into another equipment financing agreement with the same lender which increases the line to $1,510,000 for the purchase of property and equipment. Borrowings under these agreements bear interest at a rate of 3.07% and 3.19%, respectively, for 36 months. The Company is also required to choose to either pay a supplemental additional interest portion of 20% of the original purchase price due and payable at the end of the agreement term or to extend the agreement term for an additional year at a monthly interest rate of 2.05% of the original purchase amount. As of December 31, 1998, borrowing under these agreements amounted to $927,000 of which $459,000 was outstanding.

     Included in property and equipment are assets acquired under capital lease obligations with an original cost of approximately $490,000 and $927,000 of December 31, 1997 and 1998, respectively. The related amortization is included with depreciation expense.

     The Company leases its office facilities and certain office equipment under noncancelable lease agreements which require the Company to pay operating costs, including property taxes, normal maintenance and insurance. Rent expense amounted to $158,000, $458,000 and $1,552,000 for 1996, 1997 and 1998,
respectively.

                            INFORMATICA CORPORATION

     Future minimum lease payments under noncancelable operating and capital leases are summarized as follows (in thousands):

                                                      OPERATING    CAPITAL
                                                       LEASES      LEASES
                                                      ---------    -------
Years ending December 31:
  1999..............................................   $1,890       $262
  2000..............................................    2,141        161
  2001..............................................      177         67
                                                       ------       ----
Total minimum lease payments........................   $4,208        490
                                                       ======
Less interest.......................................                  31
                                                                    ----
Present value of minimum lease payments.............                 459
Less current portion................................                 242
                                                                    ----
                                                                    $217
                                                                    ====

4. STOCKHOLDERS' EQUITY

PREFERRED STOCK

     Preferred stock at December 31, 1997 and 1998 consists of the following by series (in thousands):

                                                       SHARES ISSUED
                                               -----------------------------
                                                DECEMBER 31,
                                 AUTHORIZED    --------------    LIQUIDATION
            SERIES                 SHARES      1997     1998     PREFERENCE
            ------               ----------    -----    -----    -----------
A..............................    2,250       2,250    2,250      $ 1,500
B..............................    1,000       1,000    1,000      $ 1,000
C..............................    2,645       2,440    2,440      $ 6,100
D..............................    2,275       2,250    2,250      $ 9,000
                                   -----       -----    -----      -------
                                   8,170       7,940    7,940      $17,600
                                   =====       =====    =====      =======

     Each share of the Series A, Series B, Series C and Series D preferred stock is convertible, at the option of the holder, into one share of the Company's common stock, subject to certain anti-dilution provisions. The Series A, Series B, Series C and Series D preferred stock will be automatically converted into common stock upon completion of an initial public offering of the Company's common stock with proceeds to the Company of a minimum of $18,000,000 at a minimum offering price of $9.00 per share of common stock. The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred stock is convertible.

     On or at any time after June 3, 2002, upon receipt of written consent as to the approval of the holders of more than 50% of the then outstanding shares of the Series A, Series B, Series C and Series D preferred stock, the Company shall fix a date upon which it shall commence the redemption of the applicable series of preferred stock. The Company shall redeem from each holder of shares of such series of preferred stock one-third of the shares of each series of preferred stock to be redeemed held by each such

                            INFORMATICA CORPORATION
holder on the redemption commencement date, an additional one-third of such shares on the first anniversary of the redemption commencement date, and the remaining such shares on the second anniversary of the redemption commencement date at a price equal to original issue price per share, plus all declared but unpaid dividends on such shares.

     The holders of the Series A, Series B, Series C, and Series D preferred stock are entitled to receive noncumulative dividends of $0.0533, $0.0800, $0.2000 and $0.3200 per share, respectively, when and if declared by the Board of Directors. These dividends are in preference to any declaration or payment of any dividend on the common stock of the Company. No such dividends have been declared.

     In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series A, Series B, Series C and Series D preferred stock have a liquidation preference of $0.67, $1.00, $2.50 and $4.00 per share, respectively, over holders of common stock plus any declared but unpaid dividends.

BRIDGE FINANCING

     In connection with short-term promissory notes in May 1996, the Company granted warrants to the lenders to purchase up to 205,000 shares of Series C preferred stock at $2.50 per share. The warrants expire May 1, 2001. The Company deemed the fair value of the warrants to be $55,000, which was recorded as a discount on the notes. This discount was amortized to interest expense over the term of the notes during 1996.

COMMON STOCK

     At December 31, 1998, the Company has reserved the following shares of its common stock for future issuance:

Outstanding stock options..........................   2,994,209
Reserved for future stock option grants............     193,455
Redeemable convertible preferred stock:
  Issued and outstanding...........................   7,940,000
  Outstanding warrants (assuming conversion).......     205,000
                                                     ----------
                                                     11,332,664
                                                     ==========

STOCK OPTIONS

     Under the Company's 1993 and 1996 Stock Incentive Plans, 4,227,250 shares of common stock have been reserved for the issuance of incentive stock options
(ISO), non-statutory stock options (NSO), or the sale of common stock to employees, officers, directors, and consultants. The ISOs may be granted at a price per share not less than the fair market value on the date of the grant. The NSOs may be granted at a price per share not less than 85% of the fair market value at the date of grant. Options granted are exercisable over a maximum term of ten years from the date of grant and generally vest over a period of up to four years. In the event optionholders cease to be employed by the Company, all unvested options are forfeited and all vested options may be exercised within

                            INFORMATICA CORPORATION
a 90-day period after termination; under the restricted stock portion of the plans, the Company also has the right to repurchase at the original purchase price any unvested shares if the holder is no longer employed by the Company. At December 31, 1998, no outstanding common shares are subject to such repurchase rights.

     A summary of the Company's stock option activity is set forth below:

                                                                 WEIGHTED
                                                                 AVERAGE
                                                  NUMBER OF   EXERCISE PRICE
                                                   SHARES       PER SHARE
                                                  ---------   --------------
Outstanding at December 31, 1995................    602,625       $ .06
  Granted.......................................    966,950         .13
  Exercised.....................................    (45,625)        .08
  Canceled......................................    (35,000)        .04
                                                  ---------       -----
Outstanding at December 31, 1996................  1,488,950         .11
  Granted.......................................  1,198,390         .67
  Exercised.....................................   (141,828)        .09
  Canceled......................................   (101,350)        .34
                                                  ---------       -----
Outstanding at December 31, 1997................  2,444,162         .38
  Granted.......................................  1,601,803        5.60
  Exercised.....................................   (544,767)        .25
  Canceled......................................   (506,989)       1.91
                                                  ---------       -----
Outstanding at December 31, 1998................  2,994,209       $2.93
                                                  =========       =====
Exercisable at December 31, 1998................    917,924       $0.24
                                                  =========       =====
Available for grant at December 31, 1998........    193,455
                                                  =========

     The following table summarizes information concerning currently outstanding and exercisable options at December 31, 1998:

                                    OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                         -----------------------------------------   ------------------------
                                       WEIGHTED
                                       AVERAGE         WEIGHTED                   WEIGHTED
                                      REMAINING        AVERAGE                    AVERAGE
       RANGE OF                      CONTRACTUAL    EXERCISE PRICE             EXERCISE PRICE
    EXERCISE PRICES       NUMBER     LIFE (YEARS)     PER SHARE      NUMBER      PER SHARE
    ---------------      ---------   ------------   --------------   -------   --------------
$0.01 - $0.10              706,969       5.85           $0.07        518,962       $0.06
$0.25 - $0.75              633,043       7.91           $0.36        362,565       $0.31
$1.50 - $4.00              735,634       9.05           $3.26         33,397       $1.75
$5.50 - $6.50              695,563       9.52           $6.34          3,000       $6.50
$7.00 - $9.00              223,000       9.86           $7.57             --          --
                         ---------       ----           -----        -------       -----
$0.01 - $9.00            2,994,209       8.23           $2.93        917,924       $0.24
                         =========                                   =======

     Pro forma information regarding results of operations and net loss per share is required by FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("FASB 123") which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of FASB 123.

                            INFORMATICA CORPORATION

The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions: a risk-free interest rate of 6.0%, 6.0% and 5.0% for 1996, 1997 and 1998, respectively, no dividend yield or volatility factors of the expected market price of the Company's common stock, and a weighted average expected life of the option of 5 years.

     The option valuation models are developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the options. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans calculated using the minimum value method of FASB 123, the Company's net loss and pro forma basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

                                              YEAR ENDED DECEMBER 31,
                                           -----------------------------
                                            1996       1997       1998
                                           -------    -------    -------
Pro forma net loss (in thousands)........  $(4,555)   $(6,792)   $(8,230)
                                           =======    =======    =======
Pro forma basic and diluted net loss per
  share..................................  $ (1.69)   $ (2.45)   $ (2.58)
                                           =======    =======    =======

     The weighted average fair value of options granted, which is the value assigned to the options under FASB 123, was $0.04, $0.18 and $0.85 for options granted during the years ended December 31, 1996, 1997 and 1998.

     The pro forma impact of options on the net loss for the years ended December 31, 1996, 1997 and 1998 is not representative of the effects on net loss for future years, as future years will include the effects of additional years of stock option grants.

     The difference between the exercise price and the value for financial reporting purposes of the Company's common stock at the grant date of certain stock options granted in 1997 totaling $85,000 has been recorded as deferred compensation. The related compensation is being recognized as expense over the vesting period of the options, generally 4 years.

5. NOTES RECEIVABLE FROM STOCKHOLDERS

     During 1995, certain officers of the Company purchased a total of 400,000 shares of the Company's common stock in exchange for promissory notes. The notes bear interest at 7.12% per annum, with interest and principal payable on May 5, 2000. The notes are secured by the common shares purchased by these officers.

                            INFORMATICA CORPORATION

6. INCOME TAXES

     Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 3,550    $ 3,400
  Tax credit carryforwards..................................      400        700
  Deferred revenue..........................................       --      1,100
  Reserves and accruals not currently deductible............      235      2,400
  Other.....................................................      255        200
                                                              -------    -------
Total deferred tax assets...................................    4,440      7,800
Valuation allowance.........................................   (4,440)    (7,800)
                                                              -------    -------
Net deferred tax assets.....................................  $    --    $    --
                                                              =======    =======

     Due to operating losses and the inability to recognize the benefits therefrom, there is no provision for income taxes for 1996, 1997 or 1998. FASB 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in all prior years, the Company has provided a full valuation allowance against its net deferred tax assets. The valuation allowance increased by $2,640,000 and $3,360,000 during the years ended December 31, 1997 and 1998, respectively.

     At December 31, 1998, the Company had net operating loss carryforwards for federal and state tax purposes of approximately $9,800,000 and $2,300,000, respectively. The Company also had federal and state research and development tax credit carryforwards of approximately $500,000 and $300,000, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 1999 through 2018, if not utilized.

     Utilization of net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of the net operating loss and credit carryforwards before utilization.

7. PROFIT SHARING PLAN

     The Company has a profit sharing plan and trust under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Eligible employees may contribute amounts to the plan via payroll withholdings, subject to certain limitations. Contributions by the Company are at the discretion of the Board of Directors. No discretionary contributions have been made by the Company to date.

                            INFORMATICA CORPORATION

8. MAJOR CUSTOMERS AND REVENUE BY GEOGRAPHIC AREA

     No one customer accounted for more than 10% of revenue in 1996, 1997 and 1998. Revenue was derived from customers in the following geographic areas (in thousands):

                                      YEAR ENDED DECEMBER 31,
                                    ----------------------------
                                     1996      1997       1998
                                    ------    -------    -------
North America.....................  $1,890    $11,360    $25,112
Europe............................     170        826      3,633
                                    ------    -------    -------
                                    $2,060    $12,186    $28,745
                                    ======    =======    =======

9. SUBSEQUENT EVENTS (UNAUDITED)

     On February 5, 1999, the Board approved a resolution to increase the number of shares reserved for issuance under the 1996 Stock Incentive Plan by 1,000,000.

     On February 5, 1999, the Board of Directors also authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, all of the outstanding preferred stock will automatically convert into common stock. The unaudited pro forma stockholders' equity (deficit) at December 31, 1998 gives effect to the conversion of all outstanding shares of redeemable convertible preferred stock at December 31, 1998 into 7,940,000 shares of common stock upon completion of the offering. The Board also approved, subject to stockholder approval, the amendment of the Company's Articles of Incorporation, which included, among other things, reincorporation of the Company in the State of Delaware and a change in the total number of shares which the Company is authorized to issue to 24,590,000 shares, of which 16,420,000 will be common stock and 8,170,000 will be preferred stock.

                      APPENDIX -- DESCRIPTION OF GRAPHICS

INFORMATICA PROSPECTUS WRAPPER
DRAFT 3.0

FRONT inside cover
--------------------------------------------------------------------------------

-       Headline:

        "With 10 times more eyeballs on analysis than on transaction screens, users' strategic focus will shift from ERP to analysis." --Forrester Research

-       Main Text:

        Companies across industries are turning their attention toward gaining greater insight into customer, market, financial and competitive trends.

        Operational database applications, both inside and outside the enterprise, capture billions of bits of transaction data every day - valuable information that can inform the decision support process. And varieties of analytical tools, from OLAP engines to analytic applications, help decision-makers evaluate and act on that information.

        To take advantage of the full complement of business intelligence and analytic applications available companies need a software platform capable of integrating their data, tools and analytic applications across the entire enterprise.

        Such a platform should broaden the diversity of information sources; it should maintain compatibility among the increasing types and numbers of analytical tools; and it should support rapid growth and change, in user numbers as well as application initiatives. With such a platform in place, knowledge workers will be able to gain better insight into business trends, and will be able to make more accurate and informed business decisions.

        For many organizations, the platform of choice has been Informatica's PowerCenter and PowerMart products.


        - POWERCENTER is an enterprise data integration hub that integrates and unifies the many diverse tools - and the various user groups - that populate today's enterprises. Within an enterprise decision support solution, PowerCenter is responsible for extracting data from operational sources, enriching it for decision support, cataloging it for use and re-use, and delivering it to powerful business intelligence and analytic applications.

        - POWERMART is an integrated software suite for deploying and managing line-of-business data marts and analytic applications. PowerMart has extended the state-of-the-art in decision support by delivering sophisticated design and build capabilities, and by addressing the complete life cycle for data mart and analytic application development, production and management. PowerMart can be deployed alongside PowerCenter as part of Informatica's enterprise platform, or independently to build and manage line-of-business applications.

        Set forth underneath the text above are the PowerCenter and PowerMart logos.

2/

INSIDE FRONT GATEFOLD
--------------------------------------------------------------------------------

-       Headline:

        Informatica's Vision: Powering the Intelligent Enterprise

        Main text:

        What do you need to know today?

                You're the CEO of a leading regional communications provider and the latest deregulation initiatives have just opened your market to a slate of new competitors. What do you need to know today?

                You're the VP of Marketing for one of the world's largest retailers and, despite strong short-term profitability, metrics for repeat sales and customer loyalty show a steady downward trend. What do you need to know today?

                You're the CIO of a global financial services firm that's just acquired a major bank, bringing together disparate workforces and vastly different and incompatible enterprise software systems. What do you need to know today?

        The "must-have" information pertaining to corporate performance is unique to each company and the executives who make them run. However, common obstacles prevent them from harnessing the information required to gain real business insight - insight that drives top-line growth, helps expand into new markets, produces customer loyalty and improves global competitiveness:

        - Information sources are substantial, diverse and difficult to integrate

        - Infrastructure elements are not always compatible or interoperable

        - Business intelligence tools cannot always gain access to the varieties of information sources available across the enterprise

        The possibilities for effective decision support are greater today than ever before. But delivering on the promise of an "intelligent enterprise" - an organization that has timely access to all the critical information it needs to gain insight into its performance - will bring about compelling demands on each enterprise's decision support infrastructure.

        Informatica's PowerCenter and PowerMart products deliver an integrated software platform that simplifies the task of deploying and maintainig enterprise decision support systems and that helps companies build their own intelligent enterprise.

        The platform brings together the essential components for ensuring enterprise-class decision support, including:

        - Enterprise resource planning systems - many organizations rely on ERP systems to run their most critical business applications

    3/


        - Operational legacy data sources - for accurate analysis, ERP data typically must be merged with data from other company and external sources

        - Data warehouses and departmental data marts - these typically form the core storage vehicles for decision support

        - End-user query tools and analytic applications - these help business managers and knowledge workers perform the tasks required to turn raw data into business insight

        At a time when the possibilities for effective decision support are greater than ever before, Informatica's PowerCenter and PowerMart will help organizations establish a lasting infrastructure, intelligent enough to grow and adapt as new technologies come into use.


CAPTION:

Informatica's PowerCenter and PowerMart software products provide a highly adaptable, functionally rich platform for deploying, managing and maintaining enterprise decision support systems. This software platform supports a wide range of analytic applications, including customer relationship management, key performance indicators and financial forecasting, among others.

[GRAPHIC DIAGRAM]


Set forth to the right of this text above is a graphic depicting the PowerCenter logo surrounded by logos for IBM, Oracle, PeopleSoft, SAP and e-Commerce, on the left, and boxes, on the right, labeled "Customer Relationship Management," "Financial Forecasting & Budgeting," "Business Score Card", and "Manufacturing Demand Planning" containing graphics depicting a face, a dollar sign, a business score card and a wrench, respectively, along with the PowerMart logo.

4/
INSIDE BACK cover
--------------------------------------------------------------------------------

-       Headline:

        Partnerships that bring a multitude of strengths.

-       Main text:

        Informatica's Enterprise Partners represent leading firms in their industries -- enterprise software, application software and systems integration.

        HYPERION -- Integrated support for the Hyperion Integration Server brings joint customers a powerful solution through a dynamic metadata bridge that simplifies implementation.

        MICROSOFT -- A 2-year relationship with the manufacturer of SQL Server--the best-selling relational database management system for Windows NT(R)-- has produced metadata integration and management.

        IBM -- Each year, Informatica has enhanced its support of IBM's DB2 culminating in the recent initiative to deliver scalable data warehousing solutions to users of IBM's DB2 Universal Database, the industry's first multimedia, Internet-ready RDBMS.

        SAP -- Support for SAP Business Information Warehouse(TM) gives users seamless access to all of their non-SAP data, bringing them powerful enterprise-class analytic capabilities.

        BMC SOFTWARE -- Integration with BMC's bulk-extraction and change-capture software adds increased functionality to Informatica's solution for IBM operational systems.

        PEOPLESOFT -- Informatica's product line is fully integrated and certified for use in PeopleSoft's new Enterprise Performance Management initiative.

    5/

    CAMBRIDGE TECHNOLOGY PARTNERS - Informatica partners with Cambridge Technology Partners to help customers nationwide design and deploy decision support systems based on a unique fixed time/fixed cost model.

    PRICEWATERHOUSECOOPERS - Informatica supports PricewaterhouseCoopers' data warehousing practice, which offers clients a selection of high-quality data warehouse and decision support solutions.

    KPMG - Informatica partners with KPMG's data warehousing practice. KPMG uses Informatica's PowerMart software as the decision support component of its Performance Executive financial applications suite for the public sector.

    Set forth above each of the paragraphs listed above are the respective logos for each of Hyperion, Microsoft, IBM, SAP, BMC Software, PeopleSoft, Cambridge Technology Partners, PricewaterhouseCoopers and KPMG.

    The text contained on this page is superimposed over a PowerCenter and PowerMart logo.

6/

INSIDE BACK GATEFOLD:
--------------------------------------------------------------------------------

-       Headline

        Customer Success Powered By Informatica

-       Main Text:

        3Com, one of the largest network solutions companies in the world serving over 200 million customers, has over five transactional systems from which it pulls operational data into its data center in Santa Clara, CA. In addition, 3Com is currently implementing a powerful enterprise resource planning solution, R/3 from SAP. 3Com turned to Informatica to provide a data warehouse platform to enable it to develop a common data transformation architecture for its data center and to leverage its new ERP solution. Currently, PowerCenter has enabled 3Com to build a 24x7 data warehouse environment that automatically uploads point-of-sale and channel inventory data from its North American, Asia Pacific, and European operations. 3Com intends to extend this data warehouse environment to extract data from additional sources and integrate business intelligence tools for additional analysis and reporting.

        Carlson Wagonlit Travel is a world leader in business travel and expense management, with over 3,000 locations in 141 countries and more than $11 billion in annual sales. Carlson Wagonlit Travel chose our platform to build an enterprise information delivery system. This system enables Carlson Wagonlit Travel to mine the large quantities of data in its transaction systems, and provide its clients with valuable analysis and reports on travel spending volumes and patterns. In addition, corporate travel managers use this information to streamline processes and policies, often resulting in cost savings. With the eventual goal of consolidating customer travel data from around the world for analysis, we are working with Carlson Wagonlit Travel to help them provide their travel clients with better service through a wealth of tailored information.

        First Union Direct, a subsidiary of First Union Corporation - the nation's sixth largest bank, receives more than 2 million calls per week to its customer call center agents. First Union realized a need for additional call analysis and chose our PowerCenter as a platform to build a system to help enable the company feed call center customer data into analytic applications that generate reports on performance issues and service optimization. The system allows First Union to enhance its resource allocation using insight gained from such reports. Our software made it possible for the system to provide First Union with intraday performance data at a far greater level of detail than was previously possible. In addition, the system identifies opportunities to realign call routing priorities between 800# calls and calls from the branch customers so both call types are optimized to provide better service and shorter wait times. The new system will also measure and report agent performance by identifying specific training and feedback opportunities to provide top level service and to build lasting financial relationships with customers.

              [INFORMATICA -- POWERING THE INTELLIGENT ENTERPRISE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                               AMOUNT
                                                              --------
Securities and Exchange Commission Filing Fee...............  $ 10,120
NASD Filing Fee.............................................     4,140
Nasdaq National Market Listing Fee..........................    87,000
Accounting Fees and Expenses................................   225,000
Blue Sky Fees and Expenses..................................    15,000
Legal Fees and Expenses.....................................   225,000
Transfer Agent and Registrar Fees and Expenses..............     6,000
Printing Expenses...........................................   160,000
Miscellaneous Expenses......................................    52,740
                                                              --------
Total.......................................................  $785,000
                                                              ========

-------------------------
* All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Amended and Restated Bylaws (Exhibit 3.4 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

     The Registrant's Amended and Restated Certificate of Incorporation (Exhibit
3.2 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Prior to the effective date of the Registration Statement, the Registrant will have entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     For the period from January 1, 1996 to January 31, 1999, the Registrant has issued and sold the following unregistered securities:

          1. During the period, the Registrant granted stock options to employees, directors and consultants under its Stock Incentive Plans covering an aggregate of 3,767,143 shares of the Registrant's common stock, at exercise prices ranging from $.10 to $9.00 with an average exercise price of $2.63 per share.

          2. During the period, the Registrant issued and sold an aggregate of 819,446 shares of its common stock to 79 employees, directors and consultants for cash and promissory notes in the aggregate amount of $168,427 upon exercise of stock options granted pursuant to the Registrant's Stock Incentive Plans.

          3. During the period, the Registrant issued and sold an aggregate of 1,000,000 shares of its Series B preferred stock for an aggregate purchase price of $1,000,000, an aggregate of 2,440,000 shares of its Series C preferred stock for an aggregate consideration of $6,100,000, and an aggregate of 2,250,000 shares of its Series D preferred stock for an aggregate consideration of $9,000000.

          4. During the period, the Registrant issued and sold warrants, convertible into 205,000 shares of its Series C preferred stock, or upon the completion of this offering, common stock, for an aggregate consideration of $2,562.50.

     The sale and issuance of securities in the transactions described in paragraphs 1, 2, 3 and 4 above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701 or were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

     Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No underwriters were employed in any of the above transactions.

ITEM 16. EXHIBITS AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

     The exhibits are as set forth in the Exhibit Index.

(b) Consolidated Financial Statement Schedules

     All schedules have been omitted since they are not required or are not applicable or the required information is shown in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

          (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on February 19, 1999.

                                          INFORMATICA CORPORATION

                                          By:     /s/ GAURAV S. DHILLON
                                             -----------------------------------
                                                      Gaurav S. Dhillon
                                                 Chief Executive Officer and
                                                           Director

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gaurav S. Dhillon, Diaz H. Nesamoney and Craig L. Klosterman as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments to this Registration Statement and sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1993, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                              TITLE                  DATE
                  ---------                              -----                  ----
            /s/ GAURAV S. DHILLON               Chief Executive Officer   February 19, 1999
---------------------------------------------        and Director
              Gaurav S. Dhillon

            /s/ DIAZ H. NESAMONEY               President and Director    February 19, 1999
---------------------------------------------
              Diaz H. Nesamoney

            /s/ CLIVE A. HARRISON              Executive Vice President,  February 19, 1999
---------------------------------------------       Worldwide Sales
              Clive A. Harrison

                  SIGNATURE                              TITLE                  DATE
                  ---------                              -----                  ----
           /s/ CRAIG L. KLOSTERMAN             Senior Vice President and  February 19, 1999
---------------------------------------------   Chief Financial Officer
             Craig L. Klosterman               (Principal Financial and
                                                  Accounting Officer)

            /s/ DAVID W. PIDWELL                       Director           February 19, 1999
---------------------------------------------
              David W. Pidwell

            /s/ A. BROOKE SEAWELL                      Director           February 19, 1999
---------------------------------------------
              A. Brooke Seawell

           /s/ ARNOLD N. SILVERMAN                     Director           February 19, 1999
---------------------------------------------
             Arnold N. Silverman

              /s/ VINCENT WORMS                        Director           February 19, 1999
---------------------------------------------
                Vincent Worms

                                 EXHIBIT INDEX

 EXHIBIT                             DOCUMENT
 NUMBER-                             --------
  1.1*     Form of Underwriting Agreement.
  3.1*     Certificate of Incorporation of the Registrant, as currently in effect.
  3.2*     Form of Registrant's Amended and Restated Certificate of
           Incorporation to be adopted upon completion of this
           offering.
  3.3*     Registrant's Bylaws, as currently in effect.
  3.4*     Form of Registrant's Amended and Restated Bylaws, to be
           adopted upon completion of this offering.
  4.1      Reference is made to Exhibits 3.1 and 3.2, 3.3 and 3.4.
  5.1*     Opinion of Morrison & Foerster LLP.
 10.1      Form of Restricted Stock Purchase Agreement with Gaurav S.
           Dhillon and Diaz H. Nesamoney, respectively, dated as of May
           5, 1995.
 10.2      Series D Preferred Stock Purchase Agreement with the
           investors listed on Exhibit A thereto, dated as of June 3,
           1997.
 10.3      Seconded Amended and Restated Investor Rights Agreement with the investors listed on Exhibits A and B thereto, dated as of June 3, 1997.
 10.4      Loan and Warrant Agreement with the investors listed on
           Schedule of Lenders attached thereto, dated as of May 7,
           1996.
 10.5      Form of Warrant issued by the Registrant to Bay Partners
           SBIC, L.P., Discovery Ventures I, LLC, Parvest U.S. Partners
           II C.V., Tradeinvest Limited, Multinvest Limited C.V.,
           Partech U.S. Partners III C.V., David Pidwell and Partech
           International Profit Sharing Plan U/A, respectively, dated
           January 1, 1992 FBO: Thomas G. McKinley in connection with loan principal amounts of $800,000, $400,000, $360,000,
           $42,000, $28,000, $360,000, $50,000 and $10,000,
           respectively.
 10.6*     Form of Indemnification Agreement between the Registrant and each of its executive officers and directors.
 10.7      Lease Agreement regarding Sublease, dated January 29, 1998, by and among the Registrant, Informix Corporation and Palo
           Alto Bayshore Investors, LLC.
 10.8      Registrant's 1993 Flexible Stock Incentive Plan, including forms of agreements thereunder.
 10.9      Registrant's 1996 Flexible Stock Incentive Plan, including forms of agreements thereunder.
 10.10*    Registrant's 1999 Stock Incentive Plan, including forms of agreements thereunder.
 10.11*    Registrant's 1999 Employee Stock Purchase Plan, including
           forms of agreements thereunder.
 21.1      List of Significant Subsidiaries.
 23.1      Consent of Morrison & Foerster LLP. Reference is made to
           Exhibit 5.1.
 23.2      Consent of Ernst & Young LLP, Independent Auditors.
 24.1      Powers of Attorney. Reference is made to Page II-4.
 27        Financial Data Schedule.

-------------------------
* To be filed by amendment.